Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

FTE NETWORKS INC.,

as the Parent

US HOME RENTALS LLC,

as the Acquisition Sub

ALEXANDER SZKARADEK, ANTONI SZKARADEK, VPM HOLDINGS, LLC, DOBRY HOLDINGS MASTER LLC, KAJA 3, LLC, KAJA 2, LLC, and KAJA, LLC
as the Equity Sellers

VISION PROPERTY MANAGEMENT, LLC
as the Asset Seller

AND

Alexander szkaradek
as the Sellers’ Representative

Dated as of December 20, 2019

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- ii -

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TABLE OF CONTENTS

EXHIBITS & SCHEDUleS

Exhibit A Certificate of Designation

Schedule I Companies

Schedule II Tax Allocation Statement Principles

Schedule 1.2(b)(v) - Excluded Assets

Schedule 1.2(c)(iii) - Excluded Liabilities

Schedule 3.1 - Foreign Jurisdiction Qualification

Schedule 3.3(a) - Conflicts; Consents of Third Parties

Schedule 3.4(a) - Ownership of Equity Interests

Schedule 3.6 - Financial Statements

Schedule 3.7 - Operating Liabilities

Schedule 3.8 - Tax Disclosures

Schedule 3.9(a) - Properties Owned by Each Company

Schedule 3.9(a)(iii) - Contracts with Option to Purchase

Schedule 3.9(a)(iv) - Real Property Not in Compliance with Laws

Schedule 3.9(a)(v) - Notices of Condemnation

Schedule 3.9(b) - Leases or Other Contracts on the Properties

Schedule 3.9(c) - Rehab Properties

Schedule 3.10 - Company Assets

Schedule 3.12(a) - List of Contracts

Schedule 3.12(b) - Breaches of Contracts

Schedule 3.13(a) - Employee Benefit Plan

Schedule 3.13(k) - List of Employees

Schedule 3.13(l) - Employee Contracts with Severance Obligations

Schedule 3.14(a) - Litigation Schedule

Schedule 3.14(b) - Non-Compliance Orders

Schedule 3.15(a)(i) - Non-Compliance with Laws

Schedule 3.15(a)(ii) - Notices Regarding Non-Compliance

Schedule 3.15(c) - Required Permits

Schedule 3.15(c)(i) - Required Permits

Schedule 3.15(c)(ii) - Non-Compliance with Permits

Schedule 3.16 - Environmental Certification –

Schedule 3.17 - Financial Advisors

Schedule 3.18 - Affiliate Transactions

Schedule 3.19(a) - Insurance Policies

Schedule 3.19(a)(ii) - Lapse in Coverage

Schedule 3.19(b) - Reservation of Rights Letters

Schedule 3.19(c) - Outstanding Claims

Schedule 3.20 - Absence of Certain Developments

Schedule 3.21 - Standard Form Agreements

Schedule 3.22 - List of Bank Accounts

Schedule 3.23 - Officers and Directors

Schedule 4.4(a) - List of Litigation

Schedule 4.4(b) - Default Litigation

Schedule 4.5(a)(i) - Compliance with Laws

Schedule 4.5(a)(ii) - Notification of Non-Compliance with Consumer Laws

Schedule 4.5(c)(i) - List of All PfSermits

Schedule 4.5(c)(ii) -Notice of Revocation of Permits

Schedule 4.6 - Financial Advisors

Schedule 5.5 - Litigation

Schedule 6.10(a) - Transferred Employees

Schedule 12.1(a) - Retained Bonuses

Schedule 12.1(b) - Assumed Liabilities

[The following bracketed text is not included in the signed version of this Purchase Agreement and is set forth herein solely for the information of the Securities and Exchange Commission: The above-listed Exhibits and Schedules to the Purchase Agreement have been omitted from the Form 8-K to which this Purchase Agreement has been attached an exhibit pursuant to Item 601(a)(5) of Regulation S-K. FTE will furnish copies of any such Exhibits or Schedules to the SEC upon request.]

iv

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and dated as of December 20, 2019 (the “Effective Date”), by and among (i) FTE Networks Inc., a Delaware corporation (“Parent”), (ii) US Home Rentals LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (the “Acquisition Sub”) (iii) Alexander Szkaradek, an individual (“Alex”), (iv) Antoni Szkaradek, an individual (“Antoni”), (v) VPM Holdings, LLC, a South Carolina limited liability company (“VPM Holdings”), (vi) Kaja 3, LLC, a South Carolina limited liability company (“Kaja3”), (vii) Kaja 2, LLC, a South Carolina limited liability company (“Kaja2”), (viii) Kaja, LLC, a South Carolina limited liability company (“Kaja”), (ix) Dobry Holdings Master LLC, a Delaware limited liability company (“Dobry” and together with Alex, Antoni, VPM Holdings, Kaja3, Kaja2, and Kaja, the “Equity Sellers”), (x) Vision Property Management, LLC, a South Carolina limited liability company (the “Asset Seller” and together with the Equity Sellers, the “Sellers”), and (xi) Alexander Szkaradek, in his capacity as the representative of the Sellers (the “Sellers’ Representative”). Parent, Acquisition Sub, Sellers’ Representative and Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Sellers own one hundred percent (100%) of the equity interests of each of the entities (collectively, the “Equity Interests”) listed on Schedule I (the “Entities”, each individually, an “Entity”) and all of the Transferred Assets and Liabilities;

WHEREAS, the Sellers wish to sell to Acquisition Sub and Acquisition Sub wishes to purchase from the Sellers, the Equity Interests and Transferred Assets and Liabilities for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth (the “Transaction”); and

WHEREAS, the Parties intend that the transfer of the Equity Interests and Transferred Assets in exchange for Common Stock and Preferred Stock pursuant to this Agreement, be part of the same plan, for purposes of Section 351 of the Code, as the transfer of assets by certain transferors to Parent in exchange for shares of Parent stock within the twelve (12) month period following the date hereof (“Other Transfers”).  If Parent reasonably determines that the shares of Common Stock and Preferred Stock issued to Equity Sellers pursuant to this Agreement, together with shares of Parent stock that is owned or will be issued to transferors pursuant to the Other Transfers, in the aggregate represent 80% or more of the total combined voting power of all Parent’s voting stock, and 80% or more of the total number of shares of each other class of stock of Parent, Parent will treat the transfers of the Common Stock and Preferred Stock pursuant to this Agreement as issued in a transaction qualifying under Section 351 of the Code.

TERMS

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

Article 1

SALE AND PURCHASE OF THE MEMBERSHIP INTERESTS AND ASSETS; PURCHASE PRICE

1.1              Sale and Purchase of the Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Equity Seller shall sell to Acquisition Sub, and Acquisition Sub shall purchase from the Equity Seller, the Equity Interests free and clear of all Liens.

1.2              Sale and Purchase of the Transferred Assets and Liabilities.

(a)               Transferred Assets and Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Asset Seller will sell, convey, assign, transfer and deliver to the Acquisition Sub, and Acquisition Sub will purchase, acquire and accept from the Asset Seller all of the Transferred Assets free and clear of all Liens (other than Permitted Exceptions), and agree to pay, discharge and perform in accordance with their terms all of the Transferred Liabilities as the same shall exist immediately prior to the Closing; provided, that the actions to be taken by the Sellers, Parent and Acquisition Sub pursuant to this Section 1.2(a) are subject to the exclusions set forth in 1.2(b) and 1.2(c).

(b)               Excluded Assets. Parent and Acquisition Sub expressly understand and agree that the following Assets and properties of the Asset Seller and its Affiliates (the “Excluded Assets”) shall be retained by the Asset Seller and its Affiliates, notwithstanding any other provision of this Agreement:

(i)                 (A) all cash on hand or held by any bank or other third Person other than any cash reflected on the Final Closing Statement and (B) all rights to any bank accounts other than any Transferred Bank Accounts;

(ii)              any rights to any Tax refunds as a result of or with respect to Taxes with respect to any taxable period or portion thereof ending on or before the Closing Date;

(iii)            all Actions (including counterclaims) and defenses against third parties relating to any of the Excluded Assets or the Excluded Liabilities as well as any books, records and privileged information relating thereto;

(iv)             the following Assets and properties of the Asset Seller and its Affiliates, other than the Companies:

(A)             Tax Returns with respect to the Business or the Transferred Assets relating to any taxable period or portion thereof ending on or before the Closing Date;

(B)              any employee benefit plans, programs, arrangements and Contracts (including any retirement benefit and post-retirement health benefit plans, programs, arrangements and agreements) sponsored or maintained by such Persons and any trusts and other Assets related thereto, but excluding any Assumed Contracts;

(C)              the Policies, other than those owned or maintained exclusively by the Companies;

(D)             any interest under this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement;

(E)              any personnel and employment records for employees and former employees who are not Transferred Employees;

(F)              all corporate minute books (and other similar corporate records) and stock records (other than those of the Companies);

(G)             any books and records relating exclusively to the Excluded Assets;

(H)             any books, records or other materials that the Sellers or any of their Affiliates other than the Companies (1) are required by Law to retain, (2) reasonably believe are necessary to enable the Sellers or such Affiliate to prepare and/or file Tax Returns, or (3) is prohibited by Law from delivering to Parent and Acquisition Sub; provided that the Sellers will (if reasonably requested by Parent) provide Parent and Acquisition Sub with a true and complete copy of all books, records and other materials retained by Sellers pursuant to subsections (1) and (2) above that relate to the Companies, the Transferred Assets and Liabilities or the Business;

(I)                any shares of capital stock or other equity securities of any Person other than the Companies; and

(v)               the Assets of the Companies set forth on Schedule 1.2(b)(v).

(c)               Excluded Liabilities. Notwithstanding anything in Section 1.2(b) or in any other provision of this Agreement or any document, certificate or instrument delivered pursuant to or in connection with this Agreement to the contrary, except for the Transferred Liabilities: (i), Acquisition Sub is not assuming or agreeing to pay or discharge any Liabilities of the Equity Seller or its Affiliates and (ii) Acquisition Sub is not assuming or agreeing to pay or discharge any Liabilities of the Asset Seller for any of the following (all such Liabilities not being assumed being herein referred to as the “Excluded Liabilities”):

(i)                 any Indebtedness of the Asset Seller or any of its Affiliates (other than the Company Indebtedness specifically assumed pursuant to this Agreement);

(ii)              any Liability relating to or arising under any Excluded Asset;

(iii)            any Liability set forth on Schedule 1.2(c)(iii);

(iv)             any Liability relating to or arising from any current or pending Action against any of the Companies or the Sellers related to the operation of the Business;

(v)               any Liability relating to or arising from any of the matters listed on Schedule 3.14(a), Schedule 3.14(b), Schedule 3.15(a)(i), or Schedule 3.15(a)(ii) or any matter which, if it existed prior to the Effective Date, would constitute an exception to the representations and warranties contained in Sections 3.14, 3.15, 4.4 or 4.5.

(vi)             (A)  any Liability for Taxes arising as a result of or with respect to the Business, any Company or the Transferred Assets with respect to any taxable period or portion thereof ending on or before the Closing Date (for this purpose, with respect to Taxes imposed on a periodic basis for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis to the extent not based on income, receipts or expenses, and to the extent based on income, receipts or expenses, shall be allocated based on a closing of the books method as of the close of business on the Closing Date), (B)  any Liability for Taxes that will arise as a result of the transactions contemplated hereby, and including with respect to the sale and purchase of the Equity Interests, and (C) any Liability for Taxes of the Equity Seller or the Asset Seller;

(vii)          any Liability for any intercompany accounts payable (including trade accounts payable), or other loan, Contract or advance by the Asset Seller or its Affiliates to any Company;

(viii)        any Transaction Expenses; and

(ix)             Retained Bonuses.

1.3              Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Transferred Assets and Liabilities or any claim or right or any benefit arising thereunder or resulting therefrom if (a) an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of Parent or Acquisition Sub thereunder and (b) such consent is not obtained prior to the Closing. The Asset Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Transferred Assets and Liabilities or any claim or right or any benefit arising thereunder for the assignment thereof to Parent or Acquisition Sub as Parent or Acquisition Sub may request. If such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of Parent or Acquisition Sub (as assignee of the Asset Seller or any Affiliate thereof) thereto or thereunder so that Parent or Acquisition Sub would not in fact receive all such rights, each Party will enter into any arrangement reasonably requested by the other Party under which (i) Parent or Acquisition Sub would, in compliance with Law, receive the benefits and assume the obligations and bear the economic burdens associated with such Transferred Assets and Liabilities, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Parent or Acquisition Sub, and (ii) the Asset Seller would enforce for the benefit (and at the expense) of Parent or Acquisition Sub any and all of its rights against a third party associated with such Transferred Assets and Liabilities, claim, right or benefit, and the Asset Seller would promptly pay to Parent or Acquisition Sub when received all monies received by Asset Seller under any Transferred Assets and Liabilities, claim, right or benefit.

1.4              Aggregate Consideration. Subject to the adjustment provisions set forth in Section 2.4, the aggregate consideration for the Equity Interests and the Transferred Assets and Liabilities shall be Three Hundred Fifty Million Dollars ($350,000,000) (the “Base Purchase Price”) which shall be consist of (i) $10,000,000 of cash, payable in accordance with Section 6.12, (ii) the Common Stock Consideration issuable in accordance with Section 6.14, (iii) the Entities’ Indebtedness and (iv) Preferred Stock having an aggregate stated value equal to Three Hundred Eight Million Dollars ($308,000,000) minus the aggregate amount of the Entities’ Indebtedness, plus, (a) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital, minus, (b) the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital, and minus (c) the amount of Transaction Expenses (the “Closing Preferred Stock”), issuable in accordance with Section 6.13, in each case as of the applicable Determination Time (collectively the amounts in clauses (i) through (iv), the “Purchase Price”). The Purchase Price shall be paid as provided in Article 2.

Article 2

CLOSING; PURCHASE PRICE ADJUSTMENTS

2.1              Closing. Subject to the satisfaction of the conditions set forth in this Agreement (or the waiver thereof by the Party entitled to waive any such condition), the consummation of the Transaction (the “Closing”) will take place on third (3rd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, is agreed to in writing by Parent, Acquisition Sub and Sellers. The Closing shall take place through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein. The date on which the Closing will occur is referred to in this Agreement as the “Closing Date.” Subject to Article 9, failure to consummate the transactions contemplated by this Agreement on the date and time and at a place determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation or covenant contained in this Agreement.

2.2              Certain Pre-Closing Deliveries.

(a)               The Sellers shall deliver to Parent prior to Closing (a) letters from each respective lender to the Companies, in form and substance satisfactory to the Parent, setting forth the total amount of Indebtedness outstanding as of the Closing (i) on any assets of any of the Companies or (ii) on the Equity Interests (the “Outstanding Indebtedness Letters”), in respect of all Indebtedness, (b) an invoice from each professional advisor (including lawyers, accountants and investment bankers) for all unpaid Transaction Expenses relating to all services performed by such advisor in connection with this Agreement, the Transaction and the other transactions contemplated by the Transaction Documents, and (c) each as defined below, the Closing Estimates and the Payment Allocation Schedule.

(b)               The Sellers shall deliver to Parent, no later than three (3) Business Days prior to the Closing, a schedule, in a form approved by Parent showing the aggregate number of shares of Common Stock and Preferred Stock to be issued to each Seller (the “Payment Allocation Schedule”). The Payment Allocation Schedule shall also include the following information for each Seller (as of the Closing Date): (a) the Seller’s address and (b) the Seller’s taxpayer identification number.

2.3              Closing Actions and Deliveries. At the Closing:

(a)               Sellers shall have paid or shall cause to be paid, on behalf of each of the Companies, or make available to each respective Company for payment to the applicable recipients thereof in the case where such payment gives rise to a withholding Tax obligation on the part of such Company, by wire transfer of immediately available funds, the Estimated Transaction Expenses to the applicable recipients thereof as set forth on the Estimated Closing Statement and, where applicable, such recipient’s invoice;

(b)               Each Seller shall deliver to Purchaser a certificate stating that such Seller has reviewed the Payment Allocation Schedule, there are no omissions or errors on the Payment Allocation Schedule with respect to such Seller and any information on such documents regarding such Seller is accurate and complete.

(c)               The Sellers shall deliver to Parent and Acquisition Sub written resignations duly executed by the managers and officers of each of the Companies, as required by Parent and Acquisition Sub, with such resignations effective as of the Closing;

(d)               The Sellers shall deliver to Parent and Acquisition Sub the approvals, consents, waivers and assignments set forth on Schedule 2.3(e);

(e)               The Sellers shall deliver to Parent and Acquisition Sub a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Companies certifying as to such customary matters involving its organization and, to the extent applicable, its authorization of this Agreement, the Transaction Documents to which it is a party and its consummation of the Transaction or the other transactions contemplated hereby or thereby;

(f)                The Sellers shall deliver to Acquisition Sub a certificate from the Secretary of State (or such other appropriate Governmental Body) of the state of formation of each Company as to the good standing of such Company, in all cases as of a date not more than two (2) Business Days prior to the Closing Date;

(g)               Each Seller shall deliver to Acquisition Sub a completed and duly executed form W-9;

(h)               Each Seller shall deliver to Acquisition Sub an affidavit (in such form as is reasonably agreed to by Acquisition Sub), meeting the requirements of Section 1445(b)(2) of the Code and the Treasury Regulations promulgated thereunder, certifying that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(i)                 The Sellers shall deliver the Local Transfer Agreements;

(j)                 The Sellers shall have delivered evidence reasonably satisfactory to Parent of the termination of the Intercompany Agreements;

(k)               The Asset Seller and Acquisition Sub shall have duly executed and delivered the Assignment and Assumption Agreement, in the form agreed upon by the Parties (the “Assignment and Assumption Agreement”);

(l)                 The Asset Seller and Acquisition Sub shall have duly executed and delivered the Employee Sharing Agreement in the form agreed upon by the Parties (the “Employee Sharing Agreement”)

(m)             The Asset Seller and Acquisition Sub shall have duly executed and delivered the Bill of Sale in the form agreed upon by the Parties (the “Bill of Sale”); and

(n)               The Parties shall have executed and delivered such other special warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties shall deem reasonably necessary to vest in Acquisition Sub all right, title and interest in, to and under the Transferred Assets and to evidence Acquisition Sub’s assumption of the Transferred Liabilities;

(o)               The Equity Seller shall have delivered evidence of the termination of that certain Master Real Property Conveyance Agreement, dated October 26, 2019, between the Equity Seller and TTP8, LLC and such termination shall continue to be effective through the Closing Date;

(p)               If the Parent is then listed on the New York Stock Exchange, Parent shall have received approval from the New York Stock Exchange for its Supplemental Listing Application for issuance of additional shares of Common Stock;

(q)               Conditioned upon the Closing, the Equity Sellers shall have been released from those three certain Guarantee Agreements, dated July 10, 2017, between the Equity Sellers and Inmost Partners, LLC guaranteeing the notes issued by DSV SPV1 LLC, DSV SPV2 LLC, and DSV SPV3 LLC; and

(r)                The Parent shall have completed and received the proceeds of the Financing.

2.4              Purchase Price Determination.

(a)               Closing Date Purchase Price Determination. At least three (3) Business Days prior to the Closing, the Sellers shall deliver to Parent and Acquisition Sub a statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith, reasonably detailed calculations of Estimated Entities’ Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses. The Sellers represent and warrant to the Parent and Acquisition Sub that the Estimated Closing Statement has been prepared based upon the books and records of the Companies on a modified accrual basis consistent with prior periods.

(b)               Post-Closing Date Purchase Price Adjustments. As promptly as practicable, but no later than one hundred twenty (120) days after the Closing, Parent shall cause to be prepared and delivered to the Sellers’ Representative a statement (the “Closing Statement”) setting forth Parent’s calculation of the Purchase Price and reasonably detailed calculations demonstrating each component thereof, including the Base Purchase Price, Entities’ Indebtedness, Net Working Capital and Transaction Expenses.

(c)               Dispute Resolution Procedures.

(i)                 If the Sellers’ Representative disagrees with Parent’s calculation of Base Purchase Price, Transferred Liabilities and Entities’ Indebtedness, Net Working Capital or Transaction Expenses as set forth in the Closing Statement delivered pursuant to Section 2.4(b), the Sellers’ Representative may, within thirty (30) days after delivery of the Closing Statement (the “Review Period”), deliver a written notice to Parent setting forth the Sellers’ Representative’s calculation of the items and amounts in dispute (the “Objection Notice”). Any such notice of disagreement shall specify all items or amounts as to which the Sellers’ Representative disagrees, and the Sellers’ Representative shall be deemed to have agreed with the calculation of all other items and amounts set forth in the Closing Statement.

(ii)              If an Objection Notice shall be properly delivered pursuant to Section 2.4(c)(i), the Sellers’ Representative and Parent shall, during the fifteen (15) days following such delivery, negotiate in good faith the disputed items or amounts. The matters set forth in any written resolution executed by the Sellers’ Representative and Parent shall be final and binding on the parties on the date of such written resolution.

(iii)            If the Sellers’ Representative and Parent are unable to reach such agreement during such fifteen (15) day period, they shall promptly thereafter submit any matters in dispute to a regionally recognized firm of certified public accountants or other financial organization appointed by the mutual agreement of Parent and Sellers’ Representative (the “Independent Accountant”) for resolution. The Independent Accountant shall only determine the specific items under dispute, with respect to each specific item or amount in dispute, and shall determine an amount which is no higher than the highest number submitted by either Parent or the Sellers’ Representative or which is no lower than the lowest number submitted by either Parent or the Sellers’ Representative, and shall base its determinations solely on written submissions by Parent and the Sellers’ Representative (or by in-person or telephonic conferences if mutually agreed to by Parent, the Sellers’ Representative and the Independent Accountant). The Independent Accountant shall deliver to the Sellers’ Representative and Parent, as promptly as practicable, a written report as to the resolution of each disputed item and the resulting computation of the Purchase Price. Such report shall be final and binding on the parties hereto and shall not be subject to further review or appeal (absent manifest arithmetical error). The Independent Accountant shall consider only those items and amounts in the Sellers’ Representative’s and Parent’s respective calculations of Indebtedness, Net Working Capital or Transaction Expenses, each as of the applicable Determination Time, including each of the components thereof, that are identified as being items and amounts to which the Sellers’ Representative and Parent have been unable to agree; provided, however, that other items that may be impacted by the resolution of the disputed items may be adjusted as necessary by the Independent Accountants. The costs and expenses of the Independent Accountant shall be borne by the Sellers, on the one hand, and Parent, on the other hand, based on the inverse of the percentage of the amounts that the Independent Accountant determines in such party’s favor bears to the aggregate amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the aggregate items in dispute total $1,000 and the Independent Accountant awards $600 in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Sellers.

(iv)             The Closing Statement shall become final (the “Final Closing Statement”) (A) at the end of the Review Period if the Sellers’ Representative has not delivered an Objection Notice to Parent by such time, (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 2.4(c)(ii), on the date such resolution is executed and delivered, if all outstanding matters are resolved through such resolution or (C) with such changes as are necessary to reflect the Independent Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 2.4(c)(ii) and any matters not disputed pursuant to a notice of disagreement), on the date the Independent Accountant delivers its final, binding determination pursuant to Section 2.4(c)(iii).

(d)               Net Adjustment Amount. Upon final determination of the Purchase Price as provided in Section 2.4(c) (the “Final Purchase Price”):

(i)                 if the Net Adjustment Amount is positive, Parent shall, as promptly as practicable, but in no event later than five (5) Business Days following the determination of the Final Purchase Price as provided in Section 2.4(c), release the entire Holdback Amount to the Sellers, and Parent shall issue additional Preferred Stock with an aggregate value equal to the Net Adjustment Amount to the Sellers;

(ii)              if the Net Adjustment Amount is negative, then Parent shall, as promptly as practicable, but in no event later than five (5) Business Days following the determination of the Final Purchase Price as provided in Section 2.4(c), release to Sellers the greater of (a) that portion of the Holdback Amount equal to (x) the Holdback Amount less (y) the absolute value of the Net Adjustment Amount, and (b) zero;

(iii)            if the Net Adjustment Amount is zero, then Parent shall, as promptly as practicable, but in no event later than five (5) Business Days following the determination of the Final Purchase Price as provided in Section 2.4(c), release the entire Holdback Amount to the Sellers.

2.5              Withholding. Parent and any other applicable withholding agent are entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable under this Agreement or any Transaction Documents, any withholding Taxes or other amounts required to be deducted and withheld pursuant to the Code or any applicable Law. Any amount deducted and withheld pursuant to this Section 2.5 shall be treated for all purposes of this Agreement and any Transaction Document, as applicable, as having been paid to the Person in respect of whom such deduction and withholding was made.

2.6              Limitation on Parent Shares; Exemption from Registration.

(a)               Any adjustments made to the Purchase Price pursuant to this Agreement that would result in an increase to the Purchase Price, shall result in additional Preferred Stock being issued to the Sellers.

(b)               The Parent Securities to be issued in connection with this Agreement shall be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. The certificates issued by Parent with respect to the Parent Securities issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws, and Blue Sky laws and to reflect the transfer restrictions set forth in Section 4.7(b) hereof..

(c)               All Sellers agree to execute such documents as Parent may reasonably determine to be necessary to ensure that the Parent Securities to be issued in connection with this Agreement are issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

With respect to each Company, the Sellers represent and warrant to Parent and Acquisition Sub as follows:

3.1              Organization and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect, and each such jurisdiction where the Company is so qualified, authorized or in good standing is set forth in Schedule 3.1.

3.2              Authorization of Agreement. The Company has all requisite power and authority to execute, deliver and fully and timely perform the Company’s obligations under each agreement, document, instrument or certificate contemplated by this Agreement or otherwise to be executed by the Company in connection with the Transaction (collectively, the “Company Documents”), and to consummate the Transaction and all other transactions contemplated hereby and thereby. The execution, delivery and full and timely performance of each Company Document and the consummation of the Transaction and all other transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or limited partnership, as the case may be, action on the part of the Company. Each of the Company Documents have been, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) the Company Documents constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its and their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

3.3              Conflicts; Consents of Third Parties.

(a)               Except as set forth on Schedule 3.3(a), none of the execution, delivery or performance by the Company of the Company Documents, the consummation of the Transaction or the other transactions contemplated hereby or thereby, or full and timely compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification, or cancellation under, any provision of (i) the articles of incorporation, by-laws, operating or limited liability company agreement, or comparable organizational documents of the Company; (ii) any Company Contract, Lease or Permit; or (iii) any Law or Order applicable to the Company or by which the Company’s properties or assets are bound or subject.

(b)               None of the execution and delivery by the Company of the Company Documents, the consummation of the Transaction or the other transactions contemplated hereby or thereby, or full and timely compliance by the Company with any of the provisions hereof or thereof will result in the creation or imposition of any Lien (other than Permitted Exceptions) on any properties or assets of the Company.

(c)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person, including any Governmental Body, is required on the part of the Company in connection with the execution and delivery of, and the full and timely performance of the covenants and agreements set forth in this Agreement or the Company Documents, or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transaction and the other transactions contemplated herein or therein.

3.4              Capitalization; Indebtedness.

(a)               The Equity Interests related to the Company represent one hundred percent (100%) of the authorized equity securities of the Company. The Equity Interests are held of record and beneficially as set forth on Schedule 3.4(a). All of the Equity Interests have been validly issued to the Equity Sellers in the amounts set forth on Schedule 3.4(a), are fully paid and were not issued in violation of any preemptive or other similar rights in effect at the time of issuance. The Equity Interests are free and clear of all Liens. There is no (i) existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance of any equity interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, equity interests of the Company or (ii) outstanding obligation, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any capital stock or other securities of the Company (including the Equity Interests). There is no voting trust, proxy, or Contract with respect to the voting, redemption, sale, transfer or other disposition of any capital stock or other securities of the Company (including the Equity Interests). The Company has no outstanding, and has not authorized any, equity appreciation, phantom equity, profit participation or similar rights.

(b)               Schedule 3.4(b) lists each item (including the amount) of Indebtedness of the Company, and each instrument, document or Contract evidencing, or entered into in connection with, such Indebtedness, including each instrument, document or Contract evidencing, or entered into in connection with, any obligation for the reimbursement of letters of credit, performance bonds or similar transactions of the Company.

3.5              Subsidiaries and Investments. The Company does not have, and has never at any time had any, Subsidiaries or investments in the securities of another Person.

3.6              Financial Statements. Attached as Schedule 3.6 are correct and complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2018 and December 31, 2017, and the related unaudited statements of income, owners’ equity and cash flows of the Company for the years then ended (the “Prior Years Financial Statements”), and (ii) the unaudited balance sheet of the Company as of the Effective Date (the “Interim Balance Sheet” and the date thereof is hereinafter referred to as the “Interim Balance Sheet Date”) and the related statements of income and cash flow for the period from January 1, 2019 through the Effective Date (together with the Interim Balance Sheet, the “Interim Financial Statements” and, collectively with the Prior Years Financial Statements, including the related notes and schedules thereto, as the case may be, the “Financial Statements”). Each of the Financial Statements is derived from the books and records of the Company, is complete and correct, and has been prepared on a modified accrual basis on a consistent basis throughout the period involved, subject only in the case of the Interim Financial Statements to changes resulting from normal year-end adjustments (the effect of which will not be materially adverse to the Company). The Financial Statements present fairly in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated therein.

3.7              No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Company does not have any material Liabilities of a nature that would be required to be disclosed on a corporate balance sheet prepared in accordance with GAAP that are not adequately reserved against or described on the Interim Balance Sheet, other than (a) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date, or (b) Liabilities listed on a Schedule to this Agreement. The Company does not have any “off-balance sheet arrangements” (as such term is defined in section 1.8 of Form 51-102F1 Management’s Discussion & Analysis of National Instrument 51-102 – Continuous Disclosure Obligations, as amended).

3.8              Taxes. Except as set forth on Schedule 3.8 (with specific reference to the specific subsection to which such disclosure is applicable):

(a)               All Tax Returns required to be filed by or with respect to the Company or any of its income have been properly and timely filed (taking into account valid extensions of time to file) in the prescribed manner, and each such Tax Return is true, correct and complete in all material respects. All Taxes with respect to the Company or any of its income (whether or not shown on any Tax Return), business, operations or transactions (including sales and transfer taxes on acquisitions and dispositions of property) which have become due or payable have been timely paid. The Company has adequately provided for, in its respective books of account and related records, Liability for all unpaid Taxes, which consists solely of current Taxes not yet due or payable;

(b)               The Company has made available to Parent true and complete copies of all Tax Returns of the Company for all taxable periods that remain open for assessment or reassessment as of the Closing Date and all notices of assessment or reassessment received in relation to those taxation periods;

(c)               The Company has duly and timely withheld or deducted all Taxes and other amounts required by Law to be withheld or deducted by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any current or former employee, officer, director, non-resident Person, creditor, independent contractor or other third party, and has duly and timely remitted to the appropriate Governmental Body such Taxes and other amounts required by Law to be remitted by it, and complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing in accordance with and at the times required by Law, for all periods ending on or prior to the Closing Date;

(d)               There is no action, audit, dispute or Claim now in progress, proposed, or pending, or to the Knowledge of the Sellers threatened against, or with respect to, the Company in respect of any Taxes. With respect to the Company, no Claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that it must file Tax Returns. The Company has not requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, providing for any extension of time, and the Company is not the beneficiary of any such extension of time, under any Law, within which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable; (iii) the Company is or may be required to pay, collect or remit Taxes or amounts on account of Taxes; or (iv) any Governmental Body may assess, reassess, or collect Taxes for which the Company is or may be liable;

(e)               There are no assessments or reassessments of the Company’s Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated in writing, or otherwise, by a Governmental Body for any taxation period. To the Knowledge of the Sellers, there is no contingent liability of the Company for Taxes or any grounds that could prompt an assessment or reassessment for Taxes. No Governmental Body has challenged, disputed or questioned in writing, or otherwise, the Company in respect of Taxes or of any Tax Returns, filings or other reports filed under any Law, the final resolution of which is still pending. The Company is not negotiating any draft or proposed assessment or draft or proposed reassessment with any Governmental Body. The Company has not received any indication in writing, or otherwise, from any Governmental Body that an assessment or reassessment of the Company is proposed in respect of any Taxes, regardless of its merits.

(f)                The Company is not a party to or bound by, or have any obligation under, any Tax allocation Contract, Tax indemnity Contract, Tax sharing Contract or similar Contract or arrangement or any other obligation to indemnify any other Person with respect to Taxes. There are no Liens with respect to Taxes on any of the assets or equity of the Company except for Permitted Exceptions;

(g)               The Company is not subject to any rulings in respect of Taxes of any Governmental Body that will be binding on the Company with respect to any period from and after the Closing Date. The Company is not subject to any favorable Tax ruling by any Governmental Body or any Tax exemption or grant from any Governmental Body with respect to Taxes that would be lost or adversely affected by consummation of the transactions contemplated by this Agreement. The Company has not filed a notice of objection under Law which will be in effect on the Closing Date;

(h)               No notices of determination of loss from a Taxing Authority to the Company has been requested by or issued to the Company. The Company has not requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Governmental Body;

(i)                 The Company (i) has not ever been a member of an affiliated, unitary or combined group filing a Tax Return on a consolidated basis (other than a group the common parent of which is the Sellers), and (ii) have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise;

(j)                 Neither the Company, nor any Subsidiary, has participated in a “reportable transaction” required to be disclosed pursuant to Treas. Reg. §1.6011-4(b) or any predecessor thereof;

(k)               Neither the Company, nor any Subsidiary, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date;

(l)                 For U.S. federal income tax purposes, the Company is classified as a partnership and has been classified as either a partnership or as a “disregarded entity” at all times since formation. No Governmental Body has ever challenged or questioned the Company’s classification as a partnership or disregarded entity.

(m)             The Company collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Body, or has been furnished properly completed exemption certificates.

3.9              Real Property.

(a)               Schedule 3.9(a) sets forth a correct and complete list of all the real property which the Company owns (together with all improvements thereon and all easements, rights and appurtenances pertaining thereto, each a “Real Property” and collectively, the “Real Properties”), and the information set forth thereon as to each Real Property is complete and accurate in all material respects. The Company does not lease any real property as lessee or tenant. With respect to each Real Property:

(i)                 the Company identified on Schedule 3.9(a) as the owner has good, valid and marketable title to such Real Property, free and clear of all Liens, except Permitted Exceptions;

(ii)              such Real Property is subject to the Real Property Lease or other contract or arrangement identified with respect to such Real Property on Schedule 3.9(b), and except pursuant to such Real Property Lease or other contract or arrangement, no Person has a right to use or occupy such Real Property or any portion thereof;

(iii)            except as set forth on Schedule 3.9(a)(iii), no Person has an option, purchase right, right of first offer, right of first refusal or other right to purchase or lease such Real Property or any portion thereof or interest therein;

(iv)             except as set forth on Schedule 3.9(a)(iv), such Real Property is in material compliance with all Laws; and

(v)               except as identified in Schedule 3.9(a)(v), the Company has not received any written notice that any material portion of such Real Property will be condemned, requisitioned or otherwise taken by any Governmental Body.

(b)               Schedule 3.9(b) sets forth a correct and complete list of all the real property leases and subleases to which each Real Property is subject (the “Real Property Leases”). Each of the Real Property Leases is valid, binding, and in full force and effect, without modification or amendment from the form furnished to Acquisition Sub and is enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable Enforceability Exceptions. The Company is not in material breach or material default under any of the Real Property Leases to which the Company is a party. Complete copies of all Real Property Leases, together with any modifications, extensions, amendments and assignments thereof, have heretofore been furnished or made available to Acquisition Sub and Parent.

(c)               Schedule 3.9(c) sets forth a correct and complete list of all of the Real Property owned by the Company which the Sellers intend to rehabilitate but on which such rehabilitation efforts have not commenced as of the date hereof (collectively, the “Rehab Properties”).

3.10          Title to Assets; Related Matters. Schedule 3.10 sets forth a correct and complete list of all of the Assets currently used in connection with the operation or conduct of the Business. The Company has good, valid and marketable title to, or a valid and enforceable leasehold interest in, all of the Assets, free and clear of all Liens, except Permitted Exceptions. All material equipment and other items of tangible personal property and assets located on or in or otherwise serving the Real Property necessary for the operation or conduct of the business of the Company consistent with past practice are in operating condition and capable of being used as currently used for their intended purposes and during their respective useful lives, reasonable wear and tear excepted. None of such assets, including the Assets, is in need of maintenance or repair except for ordinary, routine maintenance and repairs that are not material in nature or costs.

3.11          Intellectual Property.

(a)               The Company owns or has the valid right to use all Intellectual Property Rights used by the Company in the conduct of the business of the Company as presently conducted (“Company Intellectual Property Rights”), in each case, free and clear of all Liens, except Permitted Exceptions.

(b)               (i) To the Knowledge of the Sellers, no Person is infringing or otherwise violating any the Company Intellectual Property Rights and (ii) the conduct of the business of the Company as presently conducted does not and has not infringed, diluted, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. The Company does not have any pending, unresolved notice or Legal Proceeding alleging that the Company is infringing upon, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any Person. To the Knowledge of the Sellers, there is no pending, unresolved notice or Legal Proceeding against any other Person alleging that, such Person is infringing upon, diluting, misappropriating or otherwise violating any Company Intellectual Property Rights owned by the Company, and (iii) none of the Companies is a party to any other Legal Proceeding with respect to Intellectual Property Rights.

(c)               There are no judgments, decrees, judicial consents or orders against the Company that: (a) restrict the rights of the Company to use or enforce, or challenge or contest the Company’s ownership of, the Company Intellectual Property Rights; or (b) restrict the conduct of the business of the Company as presently conducted in order to accommodate a third party’s Intellectual Property Rights.

(d)               The Company maintains and are in compliance with, in all material respects, written privacy, security and data protection policies with respect to any confidential and sensitive information and/or data, including any financial or personally identifiable information (collectively, “Protected Information”) that they may receive. To the Knowledge of the Sellers, no Protected Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.

3.12          Company Contracts.

(a)               Except as set forth on Schedule 3.12(a), the Company is not a party, and none of the Company’s respective properties or assets are bound by, any:

(i)                 Contracts or instruments related to the incurrence of any Indebtedness of the Company or granting a Lien on any Asset;

(ii)              Personal Property Leases including those personal property leases to be assumed by Acquisition Sub as identified on Schedule 3.9(a);

(iii)            Contracts (A) with a duration of one (1) year or longer and (B) involving required payments of $100,000 over the life the Contract;

(iv)             Contracts for the acquisition of capital equipment or fixed assets requiring the payment of an amount in excess of  $10,000;

(v)               Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any ownership interests or material assets of any of the Companies;

(vi)             Contracts entered into involving, or otherwise in connection with, the sale or purchase of assets or properties (including equity securities) of any Person constituting a product line, service offering, line of business or ongoing business, whether by way of a merger, consolidation, business combination or similar transaction;

(vii)          Contracts involving the disposition of any assets (including equity securities) material to the ongoing operation of the business of the Company, and any Contracts entered into in connection therewith;

(viii)        joint venture, limited partnership, or similar Contracts;

(ix)             Contracts providing for change in control, retention, incentive compensation, deferred compensation, or severance payments to any employees, directors, officers, consultants or independent contractors of the Company;

(x)               employment, restrictive covenant, consulting or other similar Contracts with any employees, directors, officers, consultants or independent contractors of any of the Companies;

(xi)             Government Contracts;

(xii)          collective bargaining Contracts or other Contracts with any labor union or association representing any current or former employees of any of the Companies;

(xiii)        outstanding powers-of-attorney or similar powers granted by any of the Companies for any purpose whatsoever;

(xiv)         Contracts containing covenants that restrict any of the Companies’ ability to freely engage in any line of business, in any geography or otherwise compete with any Person, including Contracts containing non-solicitation and most-favored nations clauses; and

(xv)           Contracts establishing or relating to an Affiliate Arrangement.

(b)               Correct and complete copies of all Company Contracts, including all amendments, modifications and supplements thereof have been made available to Parent. Each such Company Contract is valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) with respect to the Company, respectively, and, to the Knowledge of the Sellers, each other party to such Company Contract. Except as set forth on Schedule 3.12(b), there is no existing default or breach, and no default or breach has occurred, under any Company Contract either by the Company or, to the Knowledge of the Sellers, the counterparties thereto, and no event has occurred, or circumstance exists, which, with the giving of notice or the lapse of time or both, would constitute a default or breach of any Company Contract by the Company or, to the Knowledge of the Sellers, the counterparties thereto, or result in the termination thereof or would cause or permit any acceleration or other changes of any material right or obligation or the loss of any material benefit under any Company Contract.

3.13          Employees and Benefits.

(a)               Schedule 3.13(a) sets forth a true, complete and correct list of each Plan.

(b)               As applicable with respect to each Plan, Sellers have made available to Acquisition Sub: (i) all written documents comprising the terms of such Plan (including amendments and individual, trust or insurance agreements relating thereto); (ii) the most recent summary annual report and Form 5500 series (including all schedules thereto) filed with respect to each Plan; (iii) the summary plan description currently in effect and all material modifications thereto; (iv) the most recent actuarial report, financial statement and trustee report; (v) in the case of any Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the Internal Revenue Services; and (vi) all non-routine correspondence with the Internal Revenue Service or United States Department of Labor concerning the Plan in the past six years.

(c)               Each Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements, and in compliance with the provisions of ERISA, the Code and other applicable Law.

(d)               Each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

(e)               Neither the Sellers nor any ERISA Affiliate have sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or the funding requirements of Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)                There are no pending audits or investigations by any Governmental Body involving any Plan, and no threatened or pending Actions (except for individual claims for benefits payable in the normal operation of the Plans) involving any Plan, any fiduciary thereof or service provider thereto, nor, to the Knowledge of the Sellers, is there any basis for any such Actions.

(g)               No Plan provides death or medical benefits, beyond termination of service or retirement other than coverage mandated by applicable Law.

(h)               Each of the Sellers and each ERISA Affiliate have, for purposes of each Plan and for all other purposes, correctly classified each Business Employee as a common law employee and each Business Contractor as an independent contractor.

(i)                 Each Seller’s execution of, and performance of the transactions contemplated hereby, either alone or in combination with any other event or occurrence, will not constitute an event under any Plan that will result in any payment acceleration, vesting or increase in benefits with respect to any Business Employee or Business Contractor.

(j)                 No payment which is or may be made by, from or with respect to any Plan, to any Business Employee or Business Contractor, either alone or in conjunction with any other payment, event or occurrence, will or could property be characterized as an “excess parachute payment” under Section 280G of the Code. No Business Employee or Business Contractor has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments”.

(k)               Schedule 3.13(k) sets forth a true, complete and correct list of (i) all employees of the Company engaged in the Business (the “Business Employees”) as of the date of this Agreement (including any Business Employees on a leave of absence) and their respective names, employer, job titles, base cash compensation rates, target bonuses, accrued bonuses, target commissions, hire dates and, for any Business Employees on a leave of absence, the expected date of return to active employment (if known) and (ii) all independent contractors or consultants engaged in the Business (the “Business Contractors”) as of the date of this Agreement.

(l)                 Except as set forth on Schedule 3.13(l), other than as required by applicable Law, there are no Contracts that are Assumed Employee Liabilities relating to the employment of the Business Employees employed by Sellers on the date of this Agreement, other than Contracts that allow termination of employment without notice or payment of severance or other termination pay.

3.14          Litigation.

(a)               Except as set forth on Schedule 3.14(a), since January 1, 2015 there have not been any Legal Proceedings pending or, to the Knowledge of the Sellers, threatened (i) against or by the Company, (ii) against or by the Sellers relating to the Company or regarding any of their assets or properties, or (iii) against or by the Sellers or the Company that challenges or seeks to enjoin, prevent or otherwise delay, the Transaction or the other transactions contemplated by this Agreement or any of the Transaction Documents. To the Knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Legal Proceeding.

(b)               Except as set forth on Schedule 3.14(b), since January 1, 2015 the Company is not and has not (i) been in default under or in breach of any Order, (ii) received any written notification or communication from any Governmental Body asserting that the Company is not in compliance with any Order or (iii) been party or subject to any Order. There are no unsatisfied judgments, penalties or awards affecting the Company or any of its properties, rights, or assets.

3.15          Compliance with Laws; Permits.

(a)               Except as set forth in Schedule 3.15(a)(i), the Company and the Business are, and since January 1, 2015 has complied with, in each case in all material respects, all applicable Laws, including without limitation with respect to mortgage lending, consumer protection, seller financing, installment sale contract, purchase money mortgage, contract for deed, and lease with option to purchase Laws. Except as set forth in Schedule 3.15(a)(ii), since January 1, 2015, none of the Companies has received any written notification or communication from any Governmental Body asserting that the Company is not in compliance with any applicable Law, including without limitation with respect to mortgage lending, consumer protection, seller financing, installment sale contract, purchase money mortgage, contract for deed, and lease with option to purchase Laws.

(b)               Neither the Company nor any of its directors, officers, or employees, nor, to the Knowledge of the Sellers, any of their respective agents or other third party representatives has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to any Governmental Bodies or employees; or (iii) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any official of a Governmental Body or any other Person. No Governmental Body is investigating or has conducted, initiated or threatened any investigation of the Company or any of their officers, directors, or employees, or, to the Knowledge of the Sellers, any of their agents or third-party representatives in connection with an alleged or possible violation of any anti-corruption Laws. The Company has not submitted any voluntary or involuntary disclosure to any Governmental Body or conducted any internal investigation, in connection with an alleged or possible violation of any anti-corruption Laws.

(c)               Except as set forth in Schedule 3.15(c), all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights (each, a “Permit”) which are required to be obtained from any Governmental Body in order for the Company to conduct its business since January 1, 2015 in compliance with applicable Laws and Orders have been obtained by it and are (or were during the applicable period) valid and in full force and effect. Schedule 3.15(c)(i) contains a true and complete list of all Permits owned or possessed by the Company and required to conduct the business of the Company (collectively, the “Company Permits”). Copies of all of the Company Permits have been made available to Acquisition Sub. All fees and charges with respect to such Company Permits have been paid in full. Except as set forth in Schedule 3.15(c)(ii), the Company is and, since January 1, 2015, has complied with, in each case in all material respects, with all of its obligations with respect to each Company Permit, and no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Company Permit.

3.16          Environmental Matters. Except as set forth in Schedule 3.16, the Company is, and has been since January 1, 2015, in material compliance with all applicable Environmental Laws. The Company has not received any request for information, notice, report or other information regarding any actual or alleged violation of any Environmental Laws, or that the Company is or may be liable under any applicable Environmental Laws, including any investigatory, remedial or corrective obligations relating to the Company, the Real Property, or any other property or facility currently or previously owned, leased, operated or controlled by the Company. The Company has not treated, stored, disposed of, transported, handled, generated, or released any Hazardous Substances in violation of Environmental Laws, or in a manner which could reasonably be expected to result in a Legal Proceeding against, or Liability of, the Company.

3.17          Financial Advisors. Except as set forth on Schedule 3.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transaction, and no Person is entitled to any fee or commission or like payment in respect thereof.

3.18          Affiliate Arrangements. Except as set forth in Schedule 3.18, no officer, director, or Affiliate of the Company, or any member of such individual’s immediate family, is a party to any Contract or transaction with the Company or has any interest in any property (real, personal, tangible, intangible or mixed) used by any of the Companies (in any such case, an “Affiliate Arrangement”).

3.19          Insurance Policies. Schedule 3.19(a) sets forth a correct and complete list of all current policies or binders of insurance maintained by or for the benefit the Company or relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Policies”) and true and complete copies of such Policies have been made available to Acquisition Sub and Parent. Such Policies are in full force and effect. The Company has not, nor has any of its Affiliates, received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Policies. All premiums, deductibles and other amounts due on such Policies have been paid. The Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Policies (i) are valid and binding in accordance with their terms; and (ii) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.19(b), there are no claims related to the business of the Company pending under any such Policy and there are no reservation of rights letters or similar communications currently in effect with respect to any such claims. Schedule 3.19(c) sets forth a true and complete list of all outstanding claims under such policies made by or on behalf of the Sellers or any Person other than the Company, including the amount of each such claim, the identity of the policy under which each such claim has been made, and the policy period as to which each such claim relates. Coverage under any Policy has never been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice issued pursuant to specific claims under a policy) and there has been no material erosion of policy limits resulting from payments of claims.

3.20          Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 3.20, since January 1, 2019 (i) there has not been any Material Adverse Effect, and (ii) the Company has conducted its businesses only in, and has not engaged in any transaction other than in, the Ordinary Course of Business. Without limiting the foregoing, except as set forth on Schedule 3.20, since January 1, 2019, the Company has not:

(a)               increased the amount of any bonus, salary, fringe benefit or other compensation payable to any, director, officer, employee, consultant, or independent contractor of the Company, or entered into, amended or terminated any employment or severance Contract with any such person;

(b)               entered into or deferred any commitment for capital expenditures of the Company, or failed to make any capital expenditures of the Company to be made prior to the Closing, other than in accordance with the maintenance budget of the Company for the applicable fiscal year;

(c)               changed its accounting methods or principles in any material respect;

(d)               (i) made or changed any Tax election, (ii) settled or compromised any Tax claim or Liability, (iii) changed any method of accounting or annual accounting period for Tax purposes, (iv) surrendered any claim for a refund of Taxes or (v) waived or extended the statute of limitations in respect of any Tax or entered into any Contract with a Taxing Authority;

(e)               entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or acquired the securities of any other Person;

(f)                paid, cancelled, incurred, waived, settled or discharged or satisfied any Indebtedness, Claim, or Liability (whether absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business;

(g)               encumbered any of its properties or assets, tangible or intangible, except for Liens incurred in the Ordinary Course of Business, or sold, transferred or otherwise disposed of any assets, properties or rights of the business of the Company, except in the Ordinary Course of Business;

(h)               disposed of or has failed to keep in effect any rights in, to or for the use of any Company Intellectual Property Rights, franchise, license, Permit or certificate material to the business of the Company;

(i)                 changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively;

(j)                 incurred any material damage, destruction, theft, loss or business interruption;

(k)               waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate material to the Company or its business;

(l)                 materially modified the terms of, extended, renewed or terminated any Lease; or

(m)             agreed to do, or entered into any Contract requiring, any of the foregoing.

3.21          Form Agreements. A copy of each standard form of Contract used by the Company with its customers is attached to Schedule 3.21. Except as set forth on Schedule 3.21, there is no Contract with a present or former customer of the Company (a) that is currently in force and effect and (b) with terms and conditions that materially deviate from the terms and conditions set forth in the Contracts attached to Schedule 3.21.

3.22          Bank Accounts. Schedule 3.22 sets forth a correct and complete list of each of the bank accounts of the Company, together with a true and complete list of the authorized signatories for such accounts.

3.23          Officers, Directors and Managers. Schedule 3.23 contains a correct and complete list of all of the current executive officers, directors and managers of each of the Company.

Article 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller hereby represents and warrants to Parent and the Acquisition Sub as follows:

4.1              Authorization of Agreement. Such Seller has all requisite capacity, power and authority to execute, deliver and fully and timely perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement as well as those to be executed by the Seller in connection with the consummation of the Transaction (collectively, the “Seller Documents”), and to consummate the Transaction and all other transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and the Seller Documents constitute the legal, valid and binding obligations of such Seller, enforceable against the Seller in accordance with its and their terms, subject to the Enforceability Exceptions.

4.2              Conflicts; Consents of Third Parties.

(a)               None of the execution and delivery by the Sellers of this Agreement or the Seller Documents, the consummation of the Transaction, or compliance by the Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification, or cancellation under, any provision of any Law or Order applicable to the Sellers or by which any of its properties or assets (including the Equity Interests) are bound or subject.

(b)               None of the execution and delivery by the Sellers of this Agreement or the Seller Documents, the consummation of the Transaction or the other transactions contemplated hereby or thereby, or full and timely compliance by the Sellers with any of the provisions hereof or thereof result in the creation or imposition of any Lien on the Equity Interests.

(c)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person (including any Governmental Body) is required on the part of the Sellers in connection with the execution and delivery of, and the full and timely performance of the covenants and agreements set forth in, this Agreement or the Seller Documents or the compliance by the Sellers with any of the provisions hereof or thereof, or the consummation of the Transaction and the other transactions contemplated herein or therein, except for such consents, waivers, approvals, Orders, Permits or authorizations, the failure of which to obtain would not impair or delay in any respect the consummation of the Transaction and the other transactions contemplated by this Agreement or the Seller Documents, or give rise to a right on the part of any Person (including the Sellers or any Governmental Body) to unwind or obtain rescission of the Transaction or any of the other transactions contemplated by this Agreement or the Seller Documents.

4.3              Ownership and Transfer of the Equity Interests and Transferred Assets. The Equity Sellers are the record and beneficial owner of the Equity Interests, free and clear of any and all Liens, and the Equity Interests have been validly issued to the Equity Sellers, are fully paid, and were not issued in violation of any preemptive or other similar rights in effect at the time of issuance. There is no existing option, warrant, call, right or Contract of any character to which the Equity Sellers are a party requiring the transfer or otherwise evidencing the right to purchase any of such Equity Interests. There is no voting trust, proxy, or Contract with respect to the voting, redemption, sale, transfer or other disposition of any such Equity Interests. Upon the sale, transfer, assignment and delivery of the Equity Interests as provided in this Agreement, the Equity Sellers will convey to Acquisition Sub good, marketable and exclusive title to the Equity Interests, free and clear of any and all Liens. Each Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.4              Litigation.

(a)               Except as set forth on Schedule 4.4(a), since January 1, 2015 there have not been any Legal Proceedings pending or, to the Knowledge of the Sellers, threatened (i) against or by any of the Sellers, (ii) against or by the Sellers relating to any of the Companies or regarding any of their assets or properties, or (iii) against or by the Sellers or any of the Companies that challenges or seeks to enjoin, prevent or otherwise delay, the Transaction or the other transactions contemplated by this Agreement or any of the Transaction Documents. To the Knowledge of the Sellers, no event has occurred or circumstance exists that could reasonably be expected to give rise to, or serve as the basis for, any Legal Proceeding.

(b)               Except as set forth on Schedule 4.4(b)3.14(b), since January 1, 2015 none of the Sellers have (i) been in default under or in breach of any Order, (ii) received any written notification or communication from any Governmental Body asserting that such Seller is not in compliance with any Order or (iii) been party or subject to any Order. There are no unsatisfied judgments, penalties or awards affecting any of the Sellers or any of their properties, rights, or assets.

4.5              Compliance with Laws; Permits.

(a)               Except as set forth in Schedule 4.5(a)(i), the Sellers and the Business are, and since January 1, 2015 have complied with, in each case in all material respects, all applicable Laws, including without limitation with respect to mortgage lending, consumer protection, seller financing, installment sale contract, purchase money mortgage, contract for deed, and lease with option to purchase Laws. Except as set forth in Schedule 4.5(a)(ji), since January 1, 2015, none of the Sellers has received any written notification or communication from any Governmental Body asserting that any of the Companies are not in compliance with any applicable Law, including without limitation with respect to mortgage lending, consumer protection, seller financing, installment sale contract, purchase money mortgage, contract for deed, and lease with option to purchase Laws.

(b)               None of the Sellers, or any of their directors, officers, or employees, nor, to the Knowledge of the Sellers, any of their respective agents or other third party representatives has, directly or indirectly: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to any Governmental Bodies or employees; or (iii) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any official of a Governmental Body or any other Person. No Governmental Body is investigating or has conducted, initiated or threatened any investigation of the any of the Sellers or any of their officers, directors, or employees, or, to the Knowledge of the Sellers, any of their agents or third-party representatives in connection with an alleged or possible violation of any anti-corruption Laws. None of the Sellers have submitted any voluntary or involuntary disclosure to any Governmental Body or conducted any internal investigation, in connection with an alleged or possible violation of any anti-corruption Laws.

(c)               All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights (each, a “Permit”) which are required to be obtained from any Governmental Body in order for any of the Sellers to conduct its business since January 1, 2015 in compliance with applicable Laws and Orders have been obtained by it and are (or were during the applicable period) valid and in full force and effect. Schedule 4.5(c)(i) contains a true and complete list of all Permits owned or possessed by each of the Sellers and required to conduct the Business (collectively, the “Seller Permits”). Copies of all of the Seller Permits have been made available to Acquisition Sub. All fees and charges with respect to such Seller Permits have been paid in full. Except as set forth in Schedule 4.5(c)(ii), each of the Sellers is and, since January 1, 2015, has complied with, in each case in all material respects, with all of its obligations with respect to each Seller Permit, and no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Seller Permit.

4.6              Financial Advisors. Except as set forth on Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

4.7              Acquisition for Own Account; Accredited Investor.

(a)               Acquisition for Own Account. Except as set forth in clause (iii) below and in Section 4.7(b):

(i)                 Sellers hereby acknowledge and confirm that the Equity Consideration to be acquired by Sellers will be acquired for investment for Sellers’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same;

(ii)              By executing this Agreement, Sellers further represent that Sellers do not presently have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third party, with respect to any of the Equity Consideration; and

(iii)            Sellers intend to and shall be permitted to transfer $10 million in aggregate stated value of the Closing Preferred Stock to Sellers’ financial advisors; provided that (1) no portion of such stock will be transferred, directly or indirectly, to a Singal Party (as defined below), and (2) any such transfer shall be made in compliance with applicable securities laws (which may include Section 4(a)(7) of the Securities Act or so-called Rule 4(a)(1½) thereunder, both of which require that the transferees be accredited investors).

(b)               Restriction on Transfer. Sellers agree not to transfer any of the Equity Consideration to Suneet Singal (“Singal”) nor any family member or affiliate or associate (with “affiliate” and “associate” having the meanings given under Rule 12b-2 under the Securities Exchange Act of 1934) of Singal (Singal and any of his current or future family members, affiliates or associates being herein referred to as a “Singal Party”), and any transfer of any of the Equity Securities (or any successive transfers) other than a Qualified Disposition (as defined below) shall be subject to the same restriction. Notwithstanding the foregoing, Sellers may transfer any or all of the Common Stock Consideration plus up to $83 million in aggregate stated value of the Closing Preferred Stock to one or more trusts (each, a “Vision Trust”) of which Alex and/or Antoni are the sole trustee(s), and under which the sole beneficiaries are: (i) with respect to up to $15 million in aggregate stated value of the Preferred Stock, Singal or an entity designated by him, and (ii) with respect to any or all of the Common Stock Consideration plus up to $68 million in aggregate stated value of the Closing Preferred Stock, the common shareholders of First Capital Real Estate Trust, Inc.; provided, however, that Singal shall not be permitted to have or share any voting or dispositive power over any assets held by any Vision Trust and no Singal Party shall be permitted to serve as a trustee of a Vision Trust or receive any shares of capital stock of the Parent (or any voting or other beneficial interest in any such shares) from a Vision Trust, except that the common shareholders of First Capital Real Estate Trust, Inc. may receive shares of capital stock of the Parent in a pro rata distribution from a Vision Trust so long as such distribution is either registered pursuant to the Securities Act or is exempt from such registration (a “Permitted Spin-off”). The Parent does not undertake any obligation to register any shares for such purpose. Any distribution, sale or other transfer of any shares of capital stock of the Parent (or any voting or other beneficial interest in any such shares) by a Vision Trust, other than pursuant to (a) a Permitted Spin-off, (b) a public offering pursuant to a registration statement filed and declared effective under the Securities Act, (c) a sale pursuant to and in compliance with Rule 144(i) under the Securities Act (any disposition of shares described in any of the foregoing clauses (a), (b) or (c) being herein referred to as a “Qualified Disposition”) shall be conditioned upon the distributee, purchaser or other transferee executing such documentation in form and substance satisfactory to the Company in its sole discretion evidencing such distributee’s, purchaser’s or other transferee’s agreement to a substantially identical restriction on transfer, namely providing that no Singal Party shall be permitted to acquire any such shares (or any voting or other beneficial interest in any such shares) other than pursuant to a Qualified Disposition. The same transfer restrictions and documentation requirement shall be imposed upon successive distributees, purchasers or other transferees of such shares. Any shares transferred pursuant to a Qualified Disposition shall no longer be subject to the transfer restrictions set forth in this Section 4.7(b).

(c)               Accredited Investor. Seller is an accredited investor within the meaning of Rule 501(a) Regulation D promulgated under the Securities Act.

Article 5

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT AND ACQUISITION SUB

Parent hereby represents and warrants to the Sellers as follows:

5.1              Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted.

5.2              Acquisition Sub. Acquisition Sub is a direct, wholly-owned subsidiary of Parent and a disregarded entity for tax purposes. Since its date of incorporation, Acquisition Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.3              Capitalization.

(a)               As of the date hereof, the authorized capital of the Parent consists of:

(i)                 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), 21,073,791 shares of which are issued and outstanding as of the Effective Date. All of the shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with applicable federal and state securities laws.

(ii)              5,000,000 shares of Preferred Stock (the “Preferred Stock”), of which (i) 4,500 shares have been designated Series A Preferred Stock (the “Series A Preferred Stock”), 416.595 of which are issued and outstanding as of the Effective Date, (ii) 1000 shares have been designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”), 295.2340 of which are issued and outstanding as of the Effective Date, (iii) 100 shares have been designated Series H Preferred Stock (the “Series H Preferred Stock”), and 100 of which are issued and outstanding as of the Effective Date. The rights, privileges and preferences of the Preferred Stock are as stated in the Articles of Incorporation and as provided by the Chapter 78 of the Nevada Revised Statutes.

(b)               The Parent has reserved 3,000,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Acquisition Sub pursuant to its 2017 Omnibus Incentive Plan duly adopted by the Board of Directors and approved by the Parent stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, 387,632 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 340,388 shares have been granted and are currently outstanding, and 2,271,980 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Parent has furnished to the Sellers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

5.4              Authorization of Agreement. Each of the Parent and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Acquisition Sub, as the case may be, in connection with the consummation of the Transaction (collectively, the “Acquisition Sub Documents”), and to consummate the Transaction. The execution, delivery and performance by the Parent and Acquisition Sub of this Agreement and each of the Acquisition Sub Documents and the consummation of the Transaction, have been duly and validly authorized by all necessary corporate action on behalf of each of the Parent and Acquisition Sub, respectively. This Agreement has been, and each of the Acquisition Sub Documents will be at or prior to the Closing, duly executed and delivered by Parent and/or Acquisition Sub, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each the Acquisition Sub Documents when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and/or Acquisition Sub, respectively, enforceable against the Parent or Acquisition Sub, as the case may be, in accordance with its and their terms, subject to the Enforceability Exceptions.

5.5              Conflicts; Consents of Third Parties.

(a)               None of the execution and delivery by the Parent or Acquisition Sub of this Agreement or the Acquisition Sub Documents, the consummation of the Transaction, or compliance by the Parent or Acquisition Sub with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and bylaws of Parent; (ii) the certificate of incorporation and bylaws of the Acquisition Sub; (iii) any Contract or Permit to which the Parent or Acquisition Sub is a party or by which any of the properties or assets of the Parent or Acquisition Sub are bound; (iv) any Law or Order applicable to the Parent or Acquisition Sub or by which any of its properties or assets are bound or subject.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Parent or Acquisition Sub in connection with the execution and delivery of this Agreement or the Acquisition Sub Documents, the compliance by the Parent or Acquisition Sub with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Parent or Acquisition Sub of any other action contemplated hereby or thereby.

(c)               None of the execution and delivery by Parent or Acquisition Sub of this Agreement or the Acquisition Sub Documents, the consummation of the Transaction, or compliance by the Parent or Acquisition Sub with any of the provisions hereof or thereof requires, or will require, the vote or approval of the holders of any class or series of capital stock of the Parent or any direct or indirect equity holder of the Parent.

5.6              Litigation. Except as set forth on Schedule 5.5, There are no Legal Proceedings pending or, to the knowledge of Parent or Acquisition Sub, threatened against the Parent or Acquisition Sub that, if adversely determined, are reasonably likely to prohibit or restrain the ability of the Parent or Acquisition Sub to enter into this Agreement or consummate the Transaction and the other transactions contemplated by this Agreement or the Acquisition Sub Documents.

5.7              Financial Advisors. Other than Lateral Investment Management LLC, No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent or Acquisition Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

Article 6

COVENANTS

6.1              Interim Operation of Business. From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing Date, except as expressly required by this Agreement, each Seller will conduct their business, and will cause the business of the Companies to be conducted, only in the Ordinary Course of Business, except for any actions outside the Ordinary Course of Business for which Parent has given its prior written consent. Without limiting the foregoing, from the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing Date, unless the Parent gives prior written consent to a contrary action, each Seller shall, and the Sellers shall cause each of the Companies to:

(a)               use commercially reasonable efforts to preserve the present business operations, assets, organization and goodwill of VPM Holdings, the Asset Seller or such Company, as the case may be, and maintain current relationships with clients, customers, suppliers, sponsors, brokers, agents, officers, employees and other persons with which VPM Holdings, the Asset Seller or such Company, as the case may be, has a significant business relationship;

(b)               not amend or authorize the amendment of the organizational documents of VPM Holdings, the Asset Seller or such Company, as the case may be

(c)               not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any equity securities or equity equivalents (including any options or appreciation rights) of VPM Holdings, the Asset Seller or such Company, as the case may be;

(d)               not declare, set aside, make or pay any non-cash distribution on or with respect to any of its equity or ownership interest;

(e)               not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement);

(f)                not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity or ownership interests, or make any other change with respect to its capital structure;

(g)               not (i) incur or assume any Indebtedness or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, except in the Ordinary Course of Business, (iii) make any loans, advances or capital contributions to or investments in any other Person, or (iv) create any encumbrance upon its assets, except for Permitted Exceptions;

(h)               not sell, lease or dispose of its assets in any single transaction or series of related transactions having a fair market value in excess of $100,000 in the aggregate, except in the Ordinary Course of Business;

(i)                 not enter into any new Contract that would have been required to be set forth on Schedule 3.12(a) had such Contract been entered into prior to the date hereof;

(j)                 not extend, modify, renew or terminate any Real Property Lease, except for extensions or renewals in the Ordinary Course of Business

(k)               not (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization, (ii) enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract or (iii) make any new capital expenditure that exceed, in aggregate, $100,000;

(l)                 not commence, settle or compromise any pending or threatened Legal Proceeding unless such Legal Proceeding is settled for monetary damages only for payments not to exceed $50,000 (net of expected insurance proceeds);

(m)             other than as required by Law, not (1) materially increase the severance or termination pay, change in control, retention, stay or other similar bonus, or other compensation or benefits provided to any former or current director, officer, or key employee of VPM Holdings, the Asset Seller or such Company, as the case may be; (2) make any change in the key management structure of VPM Holdings, the Asset Seller or such Company, as the case may be, including the hiring of additional officers or the termination or employment of existing officers (other than terminations for cause), except for any actions for which Parent has given its prior written consent; or (3) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other Contract with any labor union, labor organization or works council;

(n)               not make any material changes to the manner in which VPM Holdings, the Asset Seller or such Company, as the case may be, has collected its accounts receivable or paid its accounts payable in the Ordinary Course of Business by including discounting or accelerating or delaying payment or collection of such accounts outside of the Ordinary Course of Business;

(o)               not make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(p)               not make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax return other than on a basis consistent with past practice; and

(q)               not take any action that if taken during the period from January 1, 2019 to the date of this Agreement would have been required to be set forth on Schedule 3.20; and

(r)                deliver to the Parent, within one (1) day of receipt, each draft and the final copy of that certain audit of the Companies being conducted by Turner, Stone & Company, LLP.

6.2              Exclusivity. From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing Date, each of the Sellers and the Companies shall not, and shall ensure that VPM Holdings’s, the Asset Seller’s, and the Companies’ officers, directors, employees, investment bankers, financial advisors, lawyers, accountants or other advisors, agents or representatives shall not, take, directly or indirectly, any of the following actions with any party other than Acquisition Sub and Parent:

(a)               solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of any of VPM Holdings, the Asset Seller, or the Companies, whether by merger, consolidation, other business combination, purchase of capital stock, purchase of assets, or otherwise (each of the foregoing, a “Restricted Transaction”);

(b)               disclose, in connection with a Restricted Transaction, any nonpublic information to any Person concerning the business or properties of any of VPM Holdings, the Asset Seller or the Companies or afford to any Person access to the properties, books or records of any of VPM Holdings, the Asset Seller or the Companies; or

(c)               enter into or execute any agreement relating to a Restricted Transaction.

From and after the date hereof and prior to the Closing, the Sellers shall promptly notify Parent in writing in the event that the Sellers, the Companies or VPM Holdings’s, the Asset Seller’s, or the Companies’ officers, directors, employees, investment bankers, financial or other advisors, agents or representatives is contacted by any third party expressing an interest in discussing a Restricted Transaction. The Sellers shall promptly notify Parent of (i) the identity of such third party and (ii) any information conveyed by such third party to the Sellers, the Companies or the VPM Holdings’s, the Asset Seller’s, or Companies’ officers, directors, employees, investment bankers, advisors, agents or representatives in connection with such contact or relating to such Restricted Transaction.

6.3              Cooperation and Further Assurances.

(a)               Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including (i) the giving of all notices to, the making of all filings with, and the obtaining of all authorizations, consents and approvals from, Governmental Bodies and (ii) the execution and delivery of any additional documents that may be necessary or desirable to consummate the Transaction, and to fully carry out the purposes of, this Agreement.

(b)               During the period from the date hereof to the Closing, the Sellers shall give prompt notice to Parent, and Parent shall give prompt notice to the Sellers, of (i) the occurrence or nonoccurrence of any event which would cause any representation or warranty of the Sellers or Parent, as applicable, in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure by the Sellers or Parent, as applicable, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by them hereunder; provided that the delivery of any notice pursuant to this Section 6.3(b) shall not limit or otherwise affect the remedies available hereunder to the party to which such notice is given.

6.4              Pre-Closing Access to Information. From the date hereof through the earlier of the date this Agreement is terminated in accordance with its terms and the Closing Date, VPM Holdings, the Asset Seller and the Companies shall permit Parent and its representatives to have reasonable access (at reasonable times and upon reasonable notice during regular business hours) to the books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to each of the VPM Holdings, the Asset Seller and Companies, as Parent or its representatives may reasonably request; provided, that in exercising access rights under this Section 6.4, Parent shall not be permitted to interfere unreasonably with the conduct of the business of VPM Holdings, the Asset Seller or the Companies and; provided, further, that the foregoing shall not require VPM Holdings, the Asset Seller or the Companies to permit any inspection, or to disclose any information, that would reasonably be expected to result in the waiver of any applicable attorney-client or attorney work product privilege or the violation of any applicable Law. The parties will, to the extent legally permissible, reasonably necessary and practicable, make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.5              Confidentiality. The Sellers recognizes that by reason of their ownership of the Equity Interests and its operation of the Business of VPM Holdings and the Companies, the Sellers has acquired confidential information and trade secrets concerning VPM Holdings and the Companies, the use or disclosure of which could cause Parent and Acquisition Sub and, following the Closing, the Companies, substantial loss and damages. Accordingly, the Sellers covenants to the Parent and Acquisition Sub that the Sellers and their Affiliates (other than the Companies) shall not, except with the prior written consent of Parent, directly or indirectly, disclose confidential information relating to VPM Holdings or the Companies, unless (a) it is or becomes generally available to the public other than as a result of disclosure by the Sellers or their Affiliates, (b) it is generally made available to third parties without limitations on its disclosure, or (c) disclosure is required by applicable Law. In the event that the Sellers are required by applicable Law to disclose any confidential information or trade secrets regarding VPM Holdings or the Companies, the Sellers will not make any disclosure until, to the extent practicable and legally permissible, the Sellers’ Representative or applicable Seller first notifies Parent promptly so that Parent may seek a protective order or other appropriate remedy or, in Parent’s sole discretion, waive compliance with the terms of this Agreement (and if Parent seeks such an order, the Sellers will not oppose such efforts and the Sellers will provide such cooperation (at Parent’s sole expense) as Parent reasonably requests); thereafter, disclosures may occur only as allowed herein. In the event that no such protective order or other remedy is obtained, or that Parent waives compliance with the terms of this Agreement, and that the Sellers are nonetheless legally compelled to make such disclosures, the Sellers will (i) use commercially reasonable efforts to furnish only that portion of the confidential information or trade secrets regarding VPM Holdings or the Company that the Sellers are advised by counsel is legally required, (ii) to the extent practicable and legally permissible, give Parent written notice of the disclosures to be made, and (iii) exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

6.6              Preservation of Records. Parent shall, and shall cause the Companies to, on the one hand, and the Sellers shall, on the other hand, preserve and keep the records held by them relating to the business of the Companies for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records available (upon reasonable advance prior written request and during normal business hours) to the other parties or any of their respective equity holders as may be reasonably required by the Sellers, on the one hand, or Parent and the Companies, on the other hand, in connection with, among other things, any Tax filings, any insurance claims and any Legal Proceedings, in order to enable a party to comply with its obligations under this Agreement and each of Transaction Documents to which it is a party. No party shall be required to provide any such access to the extent such access would violate applicable Law or would be reasonably likely to result in the waiver of any attorney-client or other evidentiary privilege; provided, that subject to advice of outside counsel that to do so would violate applicable Law, the parties shall enter into a joint defense or common interest agreement, in which event the other party shall provide such access notwithstanding the availability of any attorney-client or other evidentiary privilege. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or limit the ability of Parent, Acquisition Sub or the Companies to liquidate, dissolve, merge, amalgamate, sell, contribute or otherwise dispose of (whether equity, assets or otherwise) or undertake a fundamental transaction with respect to the Companies following the Closing.

6.7              Publicity. From and after the date hereof, neither Parent, Acquisition Sub nor the Sellers shall, directly or indirectly, issue any press release, public announcement or filing of any kind concerning the Transaction without the prior written consent of the other parties hereto, except where such press release, public announcement or filing is required by applicable Law and only to the extent required by such Law; provided, that Parent, Acquisition Sub and the Sellers will be entitled to communicate with their attorneys, accountants and other professional advisors for purposes of enforcing their respective rights under this Agreement and preparing and filing Tax Returns. Notwithstanding the foregoing, each party shall use its reasonable efforts to consult with the other parties prior to any such announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such announcement.

6.8              Tax Matters.

(a)               Purchase Price Allocation. The parties hereto shall allocate the Aggregate Consideration for the Equity Interests and Transferred Assets and Liabilities (including all assumed liabilities and any other amounts required to be treated as consideration for federal income Tax purposes) and the restrictive covenants described in this Agreement, as adjusted pursuant to Section 2.4, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder (the “Tax Allocation Statement”). The Tax Allocation Statement shall be prepared in accordance with the principles set forth Schedule II. The parties hereto shall report, act and file Tax Returns, including, but not limited to, Internal Revenue Service Form 8594, in all respects and for all purposes consistent with the Tax treatment described in this Section 6.8(a), and shall not take any position inconsistent with such tax treatment or the Tax Allocation Statement in any Tax Return or in any administrative or judicial proceeding relating to Taxes, unless otherwise required pursuant to a final determination (as defined in Section 1313 of the Code). The parties hereto agree that the Tax Allocation Statement determined in accordance with this Section 6.8(a) shall be binding upon Sellers and Parent for all Tax reporting purposes. If there is an increase or decrease in the Aggregate Consideration based upon an adjustment thereto in accordance with this Agreement within the meaning of Treasury Regulations Section 1.1060-1(e)(ii)(B) after the parties hereto have filed the initial IRS Form 8594, the parties hereto shall revise the Tax Allocation Statement accordingly.

(b)               Tax Returns. The Sellers shall timely prepare or cause to be prepared and timely file or cause to be filed all income Tax Returns of each of the Companies for all periods ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practice and custom of the Companies in preparing Tax Returns. The Sellers’ Representative shall provide for the Parent, for its review and comment, a copy of any such Tax Return at least thirty (30) Business Days prior to the date such Tax Return is due. The Sellers shall pay all Taxes with respect to such Tax Returns and the income with respect thereto. The income of each of the Companies and their Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of each of the Companies and their Subsidiaries as of the end of the Closing Date.

(c)               Other Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed (i) all non-income Tax Returns of the Companies for periods ending on or before the Closing Date (“Pre-Closing Tax Returns”) and (ii) all Tax Returns for periods beginning on or before, and ending after, the Closing Date (a “Straddle Period Tax Return,” and such periods, “Straddle Periods”). Such Tax Returns shall be prepared in accordance with the past practice and custom of the Companies in preparing Tax Returns, except as otherwise required by applicable Law. Parent shall provide to the Sellers’ Representative, for their review, a copy of any such Tax Return at least thirty (30) Business Days prior to the date such Tax Return is due. The Sellers’ Representative shall provide comments at least fifteen (15) Business Days prior to the date such Tax Return is due. Parent shall give due regard to proposed revisions to any such Tax Return as reasonably requested by the Sellers’ Representative. In the event there is a disagreement as to whether revisions requested by the Sellers’ Representative should be included in any such Tax Return, the disagreement shall be submitted to the Independent Accountant for resolution (the expenses of which shall be shared in a manner similar to that set forth in Section 2.4(c)(iii)). Parent shall file such Tax Returns as so finally prepared (including the resolution of the Independent Accountant, if applicable). The Sellers shall pay all Taxes with respect to Pre-Closing Tax Returns, and with respect to the portion of the Straddle Period ending on the Closing Date (as determined pursuant to Section 6.4(e)) with respect to Straddle Period Tax Returns, within five (5) days of demand therefor by Parent.

(d)               Straddle Period Taxes. If the Companies are permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period. In the case of any Taxes with respect to a Straddle Period, the portion of such Tax which relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than those based on income, receipts or expenses (e.g., payroll Taxes), be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based on income, receipts or expenses, be deemed equal to the amount which would be payable if the Straddle Period ended as of the end of the Closing Date (and for such purposes, the taxable period of any partnership or pass-through shall be deemed to terminate at such time); provided, however, that items determined on an annual or periodic basis (such as deductions for depreciation) shall be apportioned on a daily basis.

(e)               Cooperation. Parent, Acquisition Sub and the Sellers shall, and shall each cause their Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes or in conducting any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, and making its employees available, to the extent reasonably requested.

(f)                Termination of Tax Sharing Agreements. All Tax allocation or sharing agreements, if any, binding any of the Companies shall be terminated as of the Closing Date and none of the Companies shall be obligated to make any payment to any Person thereunder for any period.

(g)               Transfer Taxes. To the extent any transfer are required to be paid in connection with this Transaction pursuant to applicable such Transfer Taxes shall be paid by the Sellers. Parent shall timely file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and provide to the Sellers’ Representative copies of such Tax Returns and other documentation.

6.9              Employee Matters.

(a)               Post-Closing Employment Arrangements - Transferred Employees. At least three (3) Business Days prior to the Closing Date, Acquisition Sub shall extend, or shall cause its Affiliates to extend, employment offers to each Business Employee who is actively employed immediately prior to the Closing Date and who Acquisition Sub, in its sole discretion, lists on Schedule 6.10(a), with such employment to be effective as of 12:01 a.m. on the Closing Date. Such employment offers shall satisfy the following requirements for a period of at least 12 months following the Closing Date: (i) substantially the same duties and responsibilities (unless such Business Employee consents to enhanced duties and responsibilities), (ii) at least the same level of base pay, (iii) the same crediting of years of service (including any portions thereof credited by Sellers), and (iv) bonus potential and other compensation and benefits that are no less favorable in the aggregate to those provided to similarly situated employees of Acquisition Sub, but in no event less favorable than such employee’s existing bonus potential and other compensation and benefits, all as in effect with respect to the applicable Business Employee immediately prior to the Closing Date and in all cases in compliance with applicable Law. The Business Employees who accept Acquisition Sub’s offer of employment shall be referred to herein as “Transferred Employees”.

(b)               Effective as of 12:01 a.m. on the Closing Date, the Transferred Employees shall cease all active participation in and accrual of benefits under the Plans (the “Retained Plans”). Sellers shall retain sponsorship of, and shall retain and indemnify and hold harmless Acquisition Sub and its Affiliates against, all Liabilities under the Retained Plans, whether arising before, on or after the Closing, and Acquisition Sub and its Affiliates shall not assume sponsorship of, contribute to or maintain, or have any Liability with respect to, the Retained Plans.

(c)               Except as would result in a duplication of benefits for the same period of service, for purposes of eligibility to participate, vesting and, solely for the purposes of vacation, paid-time-off and/or severance plans, level of benefits under the employee benefit plans of Acquisition Sub and its Affiliates providing benefits to any Transferred Employees after the Closing (the “New Plans”), Acquisition Sub shall cause each Transferred Employee to receive credit for all service with Sellers before the Closing (including predecessor or acquired entities or any other entities with respect to which Sellers has given credit for prior service) to the extent recognized in any similar Plan in which such Transferred Employee participated immediately prior to the Closing; provided, however, that such crediting shall not apply to defined benefit, equity or equity derivative or non-qualified deferred compensation plans.

(d)               Sellers shall pay to each Transferred Employee all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Employee on or prior to the Closing. Acquisition Sub shall have no obligation to honor such accrued vacation days or paid time off after the Closing. Following the Closing, the Transferred Employees’ eligibility for vacation and other paid time off shall be determined under Acquisition Sub’s vacation policy.

(e)               Acquisition Sub agrees to cause a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Acquisition Sub 401(k) Plan”) to allow each Transferred Employee to make a “direct rollover” to the Acquisition Sub 401(k) Plan of the account balances of such Transferred Employee (but not including promissory notes evidencing any outstanding loans) under the Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Seller 401(k) Plan”) in which such Transferred Employee participated prior to the Closing if such Seller 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Transferred Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith. Acquisition Sub shall have no responsibility for any failure of Sellers to properly administer the Seller 401(k) Plan in accordance with its terms and applicable Law, including without limitation any failure to properly administer the accounts of Transferred Employees and their beneficiaries who effect a direct rollover pursuant to this Section 6.10(e).

(f)                If not already paid by the Sellers prior to the Closing, the Sellers shall make a bonus payment to the Transferred Employee for the period ended on the Closing Date. Sellers may determine such bonus amount using any good faith methodology (which need not be the same for each Transferred Employee), including, without limitation, by basing such amount upon target bonus or upon actual performance.

(g)               Each Transferred Employee will be eligible to participate immediately, without any waiting time, in any New Plan to the extent coverage under such New Plan replaces coverage under a similar or comparable Plan in which such Transferred Employee participated immediately before the Closing, and for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Transferred Employee, Acquisition Sub shall cause all preexisting condition exclusions and actively at work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under a similar or comparable Plan in which such Transferred Employee participated immediately before the Closing, and shall cause any co-payments, deductibles and out-of-pocket expenses paid by such Transferred Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Plan in which such Transferred Employee participated immediately before the Closing ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan as if such amounts had been paid in accordance with such New Plan, in each case to the extent all information reasonably necessary to implement such actions has been received from Sellers.

(h)               Sellers shall pay, perform or otherwise discharge, as the same shall become due and payable, in accordance with their respective terms, each of the following, without duplication (the “Excluded Employee Liabilities”):

(i)                 any Liabilities relating to current or former employees of Sellers who are not Business Employees or who are not Transferred Employees (or their respective covered family members); and

(ii)              any Liabilities relating to Business Employees and Business Contractors (or their covered family members) that arise as a result of an event or events that occurred prior to 12:01 am on the Closing Date (including, without limitation, any and all Liabilities (including statutory or contractual severance benefits) arising as a result of the actual or constructive termination of a Business Employee’s employment with Sellers as a result of the transactions contemplated by this Agreement).

(i)                 Acquisition Sub shall pay, perform or otherwise discharge, as the same shall become due and payable, in accordance with their respective terms, any Liabilities relating to Transferred Employees (or their covered family members), that arise as a result of an event or events that occurred on or after 12:01 am on the Closing Date (the “Assumed Employee Liabilities”).

(j)                 Sellers shall be solely responsible for compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle I of ERISA, including provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees, and their respective eligible spouses and dependents, for whom a qualifying event (within the meaning of COBRA) occurs at any time on or prior to the Closing Date (including qualifying events that occur in connection with the transactions contemplated hereby).

(k)               Nothing contained in this Section 6.10, whether express or implied, may be construed to (i) create any third party beneficiary or other rights in any person other than the parties to this Agreement, (ii) constitute an establishment, amendment, modification or termination of, or an undertaking to establish, amend, modify or terminate, any Plan, New Plan or other benefit or compensation plan, (iii) prohibit or limit the ability of Sellers, Acquisition Sub or any of their respective Affiliates to establish, amend, modify or terminate any Plan, New Plan or other benefit or compensation plan, or (iv) create any obligation on the part of Acquisition Sub or any of its Affiliates, as applicable, to continue to employ or engage for the performance of services any person (including any Transferred Employee), or to limit the ability of Acquisition Sub or any of its Affiliates to terminate the employment or service of any person at any time for any or no reason.

6.10          Release.

(a)               Effective as of the Closing, each of the Sellers hereby, for himself or itself and all of his or its beneficiaries, successors, assigns, Affiliates, heirs and personal representatives, as applicable (collectively, the “Releasors”) fully and unconditionally releases, acquits and forever discharges each of the Companies and each of their respective past, present and future officers, directors, equity holders and employees, and their respective successors and assigns, in their capacities as such, (collectively, the “Releasees”), from any and all manner of actions, causes of action, Claims, debts, obligations, demands, liabilities, damages, costs, losses, expenses (including attorneys’ and other professional fees and expenses), sums of money, accounts, bonds, bills, covenants, compensation, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions or other relief, whether known or unknown, matured or unmatured, suspected or unsuspected, fixed, contingent or otherwise, arising out of, relating to, accruing from or in connection with, (i) the fact that the Sellers is or was an equity holder of the Companies, (ii) the fact the Sellers held Indebtedness of the Companies, (iii) any claims, causes of action or remedies relating to the Transaction or the other transactions contemplated hereby which are not established pursuant to this Agreement or the Transaction Documents, or (iv) any claims alleging a breach of duty on the part of the Companies or any officer, director, manager or employee of the Companies. The foregoing notwithstanding, none of the Releasors is releasing or discharging the Releasees from the obligations and agreements of the Releasees, if any, established pursuant to this Agreement or the Transaction Documents.

(b)               The Sellers hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Legal Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 6.10(a).

(c)               The Sellers represent and agree that they (i) fully understand their rights to discuss all aspects of this Agreement with their attorneys, (ii) have availed themselves of this right, (iii) have carefully read and fully understand all of the terms of this Agreement, (iv) have not transferred or assigned any rights or claims that they are hereby purporting to release herein, and (v) are voluntarily, and with proper and full authority, entering into this Agreement. The Sellers represent that they have had a reasonable period of time to consider the provisions of this Agreement, and that they have considered them carefully before executing this Agreement. The Sellers hereby acknowledge that the release in this Section 6.9 was separately bargained for and that Parent and Acquisition Sub would not enter into this Agreement unless it included a broad release of unknown claims.

6.11          Termination of Intercompany Arrangements. Effective at the Closing, all Contracts or arrangements (other than the Assumed Contracts) between any Company (with respect to the Business), on the one hand, and the Sellers or any Affiliate of the Sellers, on the other hand (the “Intercompany Agreements”), shall be terminated without any party having any continuing obligation to the other. For the avoidance of doubt, understandings or Contracts entered into by either of the Sellers or any of their Affiliates, other than any Company, with a third party, shall not be terminated pursuant to this Agreement; provided, however, except to the extent expressly provided in the Employee Sharing Agreement or otherwise agreed to by the Sellers and Parent, the Business shall no longer receive any benefits under such understandings or Contracts.

6.12          Post-Closing Cash Consideration. Provided that the Closing has occurred or is occurring contemporaneously, the Acquisition Sub shall pay to the Sellers, in accordance with the Payment Allocation Schedule, (i) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000) no later than December 24, 2019, (ii) Two Million Dollars ($2,000,000) no later than December 31, 2019 and (iii) Three Million Dollars ($3,000,000) no later than February 29, 2019.

6.13          Post-Closing Stock Consideration. Within twenty (20) Business Days of the Closing Date, but in no event prior to January 1, 2020, Parent shall issue to Sellers, in accordance with the Payment Allocation Schedule, (i) Four Million Two Hundred Twenty Two Thousand Four Hundred Seventy Four (4,222,474) shares of Common Stock (the “Common Stock Consideration”) and (ii) the Closing Preferred Stock minus the Holdback Amount.

6.14          Deposit. Upon the execution of this Agreement, the Acquisition Sub shall pay Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”) into an account designated by Sellers as a deposit to be credited against the Base Purchase Price at the Closing. In the event of the termination of this Agreement, the Sellers will repay the Deposit to the Acquisition Sub within three (3) days of the date of termination, unless this Agreement was properly terminated pursuant to Section 9.1(c) by virtue of a breach of this Agreement by Parent or Acquisition Sub, in which event the Deposit will be retained by the Sellers as its sole and exclusive remedy for such breach.

6.15          Clawback·. If (a)(i) the Guaranteed Indebtedness is not repaid or refinanced, (ii) the Guarantee Agreements are not terminated or (iii) the Guarantors are not otherwise released from their obligations to guarantee the Guaranteed Indebtedness on or before the date that is 120 days after the Closing Date and (b), following such date,  Inmost enforces the obligations of the Guarantors under the Guarantee Agreements by requiring the Guarantors to make a payment to Inmost to satisfy all or a portion of the Guaranteed Indebtedness (a “Guarantee Payment”) then, within 10 Business Days after being provided with satisfactory evidence that the Guarantors made a Guarantee Payment to Inmost, Parent and Acquisition Sub shall transfer to the Guarantors such amount of Equity Interests that Parent determines to have a value as nearly equal to the Guarantee Payment.

6.16          Rehab Properties. The Acquisition Sub shall transfer each of the Rehab Properties to Fix Pads, LLC, or its designee, within ten (10) Business Days after the satisfaction of all obligations and release of any Liens that may restrict the transfer of such Rehab Properties.

Article 7

INDEMNIFICATION

7.1     Survival.

(a)               Except as set forth in Section 7.1(b), the representations and warranties in this Agreement, together with the associated rights of indemnification, shall survive the Closing hereunder and continue in full force and effect until the date that is twenty-four months (24) after the Closing, and shall thereupon expire, together with the associated rights of indemnification, except to the extent that a claim for breach thereof has been asserted in writing prior to such expiration (in which event the representation or warranty, together with the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).

(b)               The Fundamental Representations shall survive the Closing hereunder and continue in full force and effect, together with the associated rights of indemnification, until sixty (60) days following the expiration of the longest available statute of limitations (giving effect to any extension or waiver thereof) under applicable Law and shall thereupon expire, together with the associated rights of indemnification, except to the extent that a claim for a breach thereof has been asserted in writing prior to such expiration (in which event the representation or warranty, together with the associated rights of indemnification, shall survive with respect to such claim until such claim has been resolved).

(c)               The indemnification obligations set forth in Section 7.2(a)(iii) shall survive with respect to each Tax obligation for which indemnification may be sought thereunder until sixty (60) days after the statute of limitations applicable to such Tax obligation. Each of the other covenants and agreements contained herein (together with the associated rights of indemnification) shall survive the Closing and continue in full force and effect until performed in accordance with their terms.

7.2              Indemnification.

(a)               From and after the Closing, the Sellers hereby agree to indemnify and hold Parent, Acquisition Sub, the Companies and their respective direct and indirect equity holders, directors, managers and officers (collectively, the “Acquisition Sub Indemnified Parties”) harmless from, against and in respect of, any and all Losses which may be sustained, suffered or incurred by, or imposed on, any of them to the extent resulting from, related to or arising out of: (i) any misrepresentation or any breach of warranty made by the Sellers in this Agreement or in any Transaction Document; (ii) any breach of, or failure to fully and timely comply with, any covenant, agreement or obligation of the Sellers set forth in this Agreement or in any Transaction Document; (iii) Pre-Closing Liabilities, (iv) Pre-Closing Taxes, (v) any Excluded Liabilities, (vi) any Indebtedness for which no Outstanding Indebtedness Letter has been delivered by Sellers, (vii) any Transaction Expenses not included on the Payment Allocation Schedule (viii) any of the matters set forth on Schedule 3.3(a), Schedule 3.15(a), Schedule 3.15(b) or Schedule 4.4, and (ix) the Rehab Properties. Notwithstanding anything in this Agreement to the contrary, the representations, warranties and covenants of the Sellers, and the Parent’s and Acquisition Sub’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Parent or Acquisition Sub or by reason of the fact that the Parent or Acquisition Sub knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Parent’s or Acquisition Sub’s waiver of any condition set forth in Section 2.3 or Section 8.1, as the case may be.

(b)               From and after the Closing, Acquisition Sub hereby agrees to indemnify and hold the Sellers, their Affiliates, and their respective officers, directors and equity holders (collectively, the “Seller Indemnified Parties”) harmless from, against and in respect of any and all Losses which may be sustained, suffered or incurred by, or imposed on, any of them to the extent resulting from, related to or arising out of (i) any misrepresentation in any representation or any breach of warranty made by Acquisition Sub in this Agreement or in any Transaction Document or (ii) any breach of, or failure to fully and timely comply with, any covenant, agreement or obligation of Parent and Acquisition Sub set forth in this Agreement or in any Transaction Document.

(c)               Notwithstanding anything contained in this Agreement, all “material”, “Material Adverse Effect” and similar materiality type qualifications in the representations and warranties shall be ignored and not given any effect for purposes of determining (i) whether there is any misrepresentation or breach of warranty and (ii) the amount of any Loss which may be claimed pursuant to this Article 7 in connection with any such misrepresentation or breach.

7.3              Claims Procedure; Participation in Litigation.

(a)               Certain Definitions. For purposes hereof, a party claiming a right to indemnification shall be referred to as the “Indemnified Party”, the party against whom such indemnification claim is made shall be referred to as the “Indemnifying Party” and written notices from an Indemnified Party to an Indemnifying Party which sets forth one or more Claims for indemnification under Article 7 for Losses shall each be referred to as a “Claim Notice”.

(b)               Procedure for Direct Claims. Any Claim (other than a Third-Party Claim covered by Section 7.3(c)) by an Indemnified Party on account of a Loss that has been or may be sustained, suffered or incurred by, or imposed on, the Indemnified Party (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party a Claim Notice; provided, however, any delay or failure to give such a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations except and only to the extent, if at all, that the Indemnifying Party has been materially prejudiced by reason of such delay or failure. Each Claim Notice shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable to do so, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have twenty (20) days after its receipt of a Claim Notice to respond in writing to such Direct Claim and, failing a written response, or if the Indemnifying Party and the Indemnified Party agree that an Indemnified Party is entitled to recover any amounts pursuant to this Agreement then the Indemnifying Party shall deliver such amounts by wire transfer of immediately available U.S. Dollars to an account designated by the Indemnified Party.

(c)               Procedure for Third-Party Claims.

(i)                 In the event an Indemnified Party becomes aware of a claim from a third-party which such Indemnified Party reasonably believes may result in any Losses (without giving effect to the limitations in Section 7.5) (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party of such claim by delivery of a Claim Notice to such Indemnifying Party. Any delay or failure in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of obligations under Section 7.2 except and only to the extent, if at all, that such Indemnifying Party is materially prejudiced by reason of such delay or failure.

(ii)              The Indemnifying Party shall have the right, exercisable by delivery of written notice to the Indemnified Party irrevocably acknowledging the Indemnifying Party’s obligation to indemnify the Indemnified Party for the full amount of Losses arising from such Third-Party Claim, within twenty (20) days following the receipt of the applicable Claim Notice, to control the defense, negotiation or settlement of a Third-Party Claim, and be represented by counsel of its choice (subject to the reasonable approval of the Indemnified Party), in each case at its sole cost and expense; provided, that the Indemnifying Party shall not be entitled to assume or control the defense of a Third-Party Claim unless (A) it acknowledges its obligation to indemnify the Indemnified Parties for any Losses incurred by them, (B) the Third-Party Claim seeks only monetary damages, (C) the Third-Party Claim does not involve any allegation or fraud or violation of Law and (D) Notwithstanding anything to the contrary in this Section 7.3, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment with respect thereto unless such settlement, compromise or judgment includes only the payment of monetary damages in an amount to be covered in its entirety by the Indemnifying Party, contains an unqualified release of such Indemnified Party from all liability in respect of the Third-Party Claim, does not impose any material obligations or restrictions on any of the Indemnified Party and, in the case of a claim by the Acquisition Sub Indemnified Parties, cannot reasonably be expected to result in a material Tax Liability for taxable periods (or portions thereof) beginning after the Closing Date. If the Indemnifying Party does not elect to control, or is otherwise not controlling the defense, negotiation or settlement of a particular Third-Party Claim, the Indemnified Party may defend against, negotiate, settle (subject to the approval of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed) or otherwise deal with such Third-Party Claim and be represented by counsel of its choice at the sole cost and expense, including reasonable attorneys’ fees, of the Indemnifying Party.

(iii)            The party controlling the defense of any Third-Party Claim (the “Controlling Party”) shall (A) permit the other party (the “Non-Controlling Party”) to participate, at his or its own expense, in the defense of such Third-Party Claim, (B) keep the Non-Controlling Party reasonably informed of material developments in such Third-Party Claim at all stages thereof, and (C) permit the Non-Controlling Party and its counsel to confer on the conduct of the defense thereof.

(iv)             The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party, any insurance company and their respective counsel in the investigation, trial and defense of any Third-Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony and attend such conferences, discovery Legal Proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

7.4              Purchase Price Adjustment. With respect to any indemnity payment under this Agreement, the parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the Purchase Price paid hereunder (including for Tax purposes).

7.5              Limitations. The rights of the Acquisition Sub Indemnified Parties to indemnification pursuant to the provisions of this Section 7.5 are subject to the following limitations:

(a)               The Sellers shall have no obligation to indemnify any Acquisition Sub Indemnified Parties pursuant to Section 7.2(a)(i), unless and until the aggregate amount of all Losses suffered or incurred by all Acquisition Sub Indemnified Parties which would otherwise be subject to indemnification hereunder exceeds $500,000. (the “Deductible”), at which time such Acquisition Sub Indemnified Parties shall be entitled, subject to the terms and conditions of this Article 7 (including the limitations on indemnification set forth herein), to be indemnified against all Losses that exceed the Deductible; provided, however, that the Deductible shall not apply to indemnification for Losses arising from any breach of any of the Fundamental Representations or claims based on fraud or intentional misrepresentation.

(b)               Notwithstanding anything to the contrary in this Article 7, the maximum amount of Losses for which the Acquisition Sub Indemnified Parties shall be entitled to indemnification from the Sellers pursuant to Section 7.2(a)(i) shall not exceed, in the aggregate, the Purchase Price (the “Cap”); provided, however, that the Cap shall not apply to indemnification for Losses arising from any breach of any of the Fundamental Representations or claims based on fraud or intentional misrepresentation. In the event of indemnification for Losses arising from any breach of any of the Fundamental Representations, the maximum amount of indemnification for losses in the aggregate, shall not exceed an amount equal to 100% of the Purchase Price.

(c)               All Losses suffered by the Acquisition Sub Indemnified Parties pursuant to Section 7.2(a) shall be recovered from each Seller, such number of shares of Common Stock and Preferred Stock (rounded up or down to the nearest whole share) equal to such Seller’s pro rata percentage of the Common Stock and Preferred Stock as set forth on the Payment Allocation Schedule multiplied by an amount equal to the amount set forth in the Claim Notice or the resolved amount (as applicable) divided by the appropriate per share value of Common Stock and Preferred Stock (the “Indemnity Cancelled Parent Shares”) shall be returned to Parent, deemed to be cancelled and all rights such Seller may have to such Common Stock and Preferred Stock shall be extinguished. For the purposes of this Section 7.5(c), calculations intended to determine the number of shares of Common Stock applicable to a claim for indemnification under this Section 7.5(c) shall be made using the average of the closing price of the Common Stock reported by the New York Stock Exchange for the ten trading days immediately prior to the Closing Date and all calculations shall be rounded up or down to the nearest whole share. Notwithstanding anything to the contrary herein, the Acquisition Sub Indemnified Parties shall not be entitled to indemnification under this Agreement with respect to any Losses to the extent that such Losses were actually taken into consideration in determining the Net Adjustment Amount.

(d)               If any Acquisition Sub Indemnified Party or Seller Indemnified Party receives insurance proceeds as a result of any Losses with respect to which it has also received an indemnification payment or payments from the Sellers or Acquisition Sub, as the case may be, hereunder, the Acquisition Sub Indemnified Party or the Seller Indemnified Party shall pay the amount of such insurance proceeds (net of any out-of-pocket expenses incurred to obtain such insurance proceeds or any increase in premiums resulting from the receipt of such insurance proceeds, and in no event in excess of the indemnification payment or payments actually received from the Acquisition Sub or the Sellers, as the case may be, with respect to such Losses hereunder) to such party as such insurance proceeds are actually received by the Acquisition Sub Indemnified Party or the Seller Indemnified Party, as the case may be.

7.6              Exclusive Remedies. After the Closing, the rights set forth in this Article 7, Section 2.4(c), and Section 2.4(d) shall be the sole and exclusive remedies available to Parent, Acquisition Sub, the Sellers and their respective Affiliates with respect to any claims under this Agreement. Notwithstanding the foregoing, the provisions of this Article 7 shall not limit the rights of either party or otherwise apply with respect to claims based on fraud or intentional misrepresentation.

Article 8

CONDITIONS TO CLOSING

8.1              Conditions Precedent to Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in whole or in part by Parent and Acquisition Sub in writing to the extent permitted by applicable Law):

(a)               (i) Each of the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (ii) each of the other representations and warranties made by the Sellers in Article 3 and Article 4 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

(b)               The Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)               There shall not be in effect any Order by a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement.

(d)               There shall not have occurred any Material Adverse Effect.

(e)               Parent and Acquisition Sub shall have completed due diligence to their sole satisfaction.

(f)                A Certificate of Designation, in the form attached hereto as Exhibit A, indicating the rights, privileges, terms and obligations of the Preferred Stock shall have been agreed to by the Parent and Sellers’ Representative and filed with the Office of the Secretary of State of the State of Nevada.

(g)               The Sellers and the Companies shall deliver all other items required to be delivered by the Sellers or the Companies at the Closing as specified in Section 2.3.

8.2              Conditions Precedent to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in whole or in part by the Sellers in writing to the extent permitted by applicable Law):

(a)               (i) Each of the representations and warranties of Parent and Acquisition Sub set forth in Section 5.1 and Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (ii) each of the other representations and warranties made by Parent and Acquisition Sub in Article 5 of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date).

(b)               Parent and Acquisition Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent and Acquisition Sub on or prior to the Closing Date.

(c)               There shall not be in effect any Order by a Governmental Body of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement.

(d)               Parent and Acquisition Sub shall deliver all other items required to be delivered by Parent and Acquisition Sub at the Closing as specified in Section 2.3.

Article 9

TERMINATION

9.1              Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

(a)               By Parent, Acquisition Sub and the Sellers if each such parties agree to terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)               By either Parent and Acquisition Sub or the Sellers:

(i)                 if any Order of a Governmental Body causing the failure of the conditions set forth in Section 8.1(c) or Section 8.2(c) shall be in effect and shall have become non-appealable, final and permanent at any time prior to the Closing and the terminating Party delivered written notice of such event to the other party; provided, that no party may terminate this Agreement pursuant to this Section 9.1(b)(i) if the Order described in this Section 9.1(b)(i) resulted primarily from such party’s breach of any representation or warranty made by it herein or the failure of such party to fulfill any of its covenants in this Agreement; and

(ii)              at any time on or after December 31, 2019 (the “Outside Date”) upon written notice to the other party; provided that no party may terminate this Agreement pursuant to this Section 9.1(b)(ii) if such party shall have breached this Agreement in any manner that shall have primarily caused the failure to of the Closing to occur before the Outside Date;

(c)               by the Sellers, if Parent and Acquisition Sub has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would primarily give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (ii) cannot be or has not been cured prior to the earlier of (A) the Business Day prior to the Outside Date and (B) the date that is twenty (20) Business Days from the date that Acquisition Sub is notified by the Sellers in writing of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to the Sellers if there has been a breach or failure to perform by any of the Companies or the Sellers that would primarily give rise to the failure of a condition in Section 8.1(a) or Section 8.1(b); or

(d)               by Parent and Acquisition Sub, (i) if any of the Companies or Sellers has breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would primarily give rise to the failure of a condition set forth in Section 8.1(a) or Section 8.1(b) and (B) cannot be or has not been cured prior to the earlier of (1) the Business Day prior to the Outside Date and (2) the date that is twenty (20) Business Days from the date that the Sellers is notified by Acquisition Sub in writing of such breach or failure to perform; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Parent and Acquisition Sub if there has been a breach or failure to perform by Parent and Acquisition Sub that would primarily give rise to the failure of a condition in Section 8.2(a) or Section 8.2(b), or (ii) if the diligence process has not been completed to the Parent and Acquisition Sub’s satisfaction by within four weeks from the date hereof.

9.2              Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof will be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made, and all obligations of the parties hereunder (other than obligations under Section 6.5, Section 6.7, this Section 9.2 and Article 11, which shall survive termination) shall terminate without any liability of any Party to any other Party; provided, that no termination shall relieve a Party from any liability arising from or relating to fraud or intentional misrepresentation or a willful breach of covenant by such party prior to termination.

Article 10

REPRESENTATIVE

10.1          Appointment. Sellers hereby consent to and acknowledge the appointment of the Sellers’ Representative as the true and lawful attorney-in-fact of Sellers for all matters in connection with this Agreement, with the power and authority to act on each Seller’s behalf as set forth in this Article 10. The Sellers’ Representative will act on behalf of Sellers with respect to all matters requiring action by Sellers under this Agreement and the Transaction Documents. The Sellers’ Representative hereby accepts such appointment.

10.2          Authority. The Sellers’ Representative may take all actions required to be taken by Sellers under this Agreement and may take any other action contemplated by this Agreement. Any decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each such Seller. By giving notice to the Sellers’ Representative in the manner provided by Section 11.7, any party shall be deemed to have given notice to Sellers. Any action taken by the Sellers’ Representative may be considered by the parties to be the action of Sellers for whom such action was taken for all purposes of this Agreement.

10.3          Indemnification Claims; and Net Adjustment Amount. The Sellers’ Representative shall have the authority to determine, in his sole judgment, whether to make or prosecute claims for indemnification under Article 7 on behalf of Sellers, retain counsel (and to select that counsel) to protect Sellers’ interests, whether to assume the defense of or otherwise to control the handling of any claim and whether to consent to indemnification and to make all other decisions required to be made by Sellers pursuant to this Agreement, including whether to consent or withhold its consent to any settlement or compromise of a claim. The Sellers’ Representative shall have the authority to determine, in his sole judgment, the Net Adjustment Amount (and each component thereof) on behalf of Sellers, retain counsel and financial advisors (and to select such counsel or financial advisors) to assist in determining the Net Adjustment Amount (and each component thereof) on behalf of Sellers, and to make all other decisions required to be made by Sellers pursuant to this Agreement in connection with the determination of the Net Adjustment Amount (and any component thereof).

10.4          No Liability. The Sellers’ Representative shall not be liable to any Seller for any act or omission taken pursuant to or in conjunction with this Agreement, except for his own bad faith or willful misconduct. Sellers shall indemnify and hold the Sellers’ Representative, and each successor thereof, harmless from any and all liability and expenses (including attorney’s fees) which may arise out of any action taken or omitted by it as the Sellers’ Representative in accordance with this Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the bad faith or willful misconduct of the Sellers’ Representative.

10.5          Reliance. Parent shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, the Sellers’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Sellers, regardless of whether Parent has knowledge of any such dispute or disagreement.

Article 11

MISCELLANEOUS

11.1          Specific Performance. Except as provided in Section 6.14, the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity. In no event shall the exercise of the Parent’s or Acquisition Sub’s right to seek specific performance pursuant to this Section 11.1 reduce, restrict or otherwise limit the Sellers’, the Companies’, Parent’s or Acquisition Sub’s right to pursue all other applicable remedies at law, including seeking monetary damages.

11.2          Expenses. Except as otherwise provided in this Agreement, the Sellers shall bear their own expenses and the expenses of the Companies, and the Parent and Acquisition Sub shall bear their own expenses, in each case incurred in connection with the negotiation and execution of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

11.3          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to its conflicts or choice of law provisions of any other jurisdiction.

11.4          Jurisdiction. Any claims, actions and Legal Proceedings arising out of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby shall be brought in any state or federal court of competent jurisdiction located in New Castle County, State of Delaware and each of the parties hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such claim, action or Legal Proceeding. A final judgment in any such claims, action or Legal Proceedings shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party hereto irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such claim, action or Legal Proceeding in any state or federal court located in the New Castle County, State of Delaware and (b) any claim that any such claim, action or Legal Proceeding brought in any such court has been brought in an inconvenient forum.

11.5          Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior and contemporaneous agreements, arrangements, undertakings and understandings between the parties with respect to such subject matter.

11.6          Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.7          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) upon receipt of an automatic, electronic confirmation of transmission when sent by facsimile, or (iii) one Business Day following the day sent by overnight courier, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Sellers or Sellers’ Representative, to:

Alexander Szkaradek

PO Box 488

Columbia, SC 29202

Phone: (803) 413-8808
Email: alex@vpm3.com

With copies (neither of which shall not constitute notice) to:

Burr & Forman LLP

1221 Main Street, Suite 1800

Columbia, SC 29201

Attention: Erik Doerring, Esq.
Phone: (803) 799-9800
Email: edoerring@burr.com

c/o Vision Property Management, LLC

PO Box 488

Columbia, SC 29202

Phone: (803) 726-2200
Email: jpincelli@vpm3.com

If to Parent, Acquisition Sub or the Companies (after Closing), to:

c/o FTE Networks, Inc.

237 West 35th Street, Suite 806

New York, NY 10001

Attention: Stephen Goodwin
Email: sgoodwin@ftenet.com

With a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, Pennsylvania 19103

Attention: Robert Friedel, Esq. and Scott R. Jones, Esq.

Telecopy: 215-689-4652

Email: friedelr@pepperlaw.com and jonessr@pepperlaw.com

11.8          Binding Effect; Third-Party Beneficiaries; Assignment. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives; provided, however, that Parent or Acquisition Sub may pledge, assign or grant their (or their Affiliate’s) lenders, for the benefit of such lenders, a continuing security interest in and to this Agreement, as security for payment of performance of the obligations of Parent or Acquisition Sub and/or their Affiliates to such lender by reason of borrowings, the guarantee of borrowings or otherwise. Except as otherwise expressly stated in this Agreement, this Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the parties hereto (and their respective successors and permitted assigns) any legal or equitable right, remedy or claim hereunder.

11.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

11.10      Further Assurances. If, at any time after the Closing, the Sellers’ Representative or Parent reasonably determines that further action is necessary to effectuate or memorialize the transaction contemplated by this Agreement or any other Transaction Document, each party hereto shall take or cause to be taken, at its own cost and expense, all such action as may be reasonably requested and execute, deliver and file, or cause to be executed, delivered and filed, all such documentation as may be reasonably requested.

11.11      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, the transactions contemplated hereby or thereby OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF or thereof.

Article 12

DEFINITIONS

12.1          Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 12.1:

“Action” means any action, mediation, suit, litigation, arbitration, claim, proceeding, investigation, audit or review.

“Affiliate” means, (i) with respect to any natural Person, such Person’s spouse, parents, lineal descendants and other immediate family members and (ii) with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assets” means, with respect to any specified Person, any and all of such Person’s right, title and interest in and to all of the properties, assets, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever located, including any and all of such Person’s right, title and interest in and to the following:

(a)               any interest or leasehold interest of such Person in any real property;

(b)               all raw materials, work-in-process, finished goods or products, supplies and other inventories, including any such goods or products in transit or being held by customers pursuant to consignment arrangements;

(c)               all rights under Contracts;

(d)               all rights under Policies;

(e)               all accounts, notes and other receivables;

(f)                all rights under licenses for Intellectual Property;

(g)               all expenses of such Person that have been prepaid, including ad valorem Taxes and lease and rental payments;

(h)               all Actions against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties and any rights with respect to any refund;

(i)                 all Intellectual Property;

(j)                 all Licenses, including Environmental Permits;

(k)               all books, records, files and papers, whether in hard copy or computer format, including sales and promotional literature, manuals and data, sales and purchase correspondence, lists of suppliers, customers, personnel and employment records and copies of any information relating to Taxes imposed on such Person;

(l)                 all personal property and interests therein, including machinery, equipment, furniture, furnishings, office equipment, communications equipment, vehicles, spare and replacement parts, fuel and other tangible personal property, wherever located; and

(m)             all goodwill related to such Person’s business or any other Asset of such Person.

“Assumed Contracts” means, except for any Excluded Asset, the Contracts to which the Asset Seller or any Affiliate (other than a Company) is a party and that are Related to the Business, including, to the extent not held by the Companies, (i) the employment agreements with the employees, (ii) the independent contractor agreements Related to the Business, and (iii) all confidentiality, restrictive covenant and similar agreements with the Employees and all independent contractors Related to the Business.

“Business” means the businesses, as currently conducted, of (a) the Companies and (b)  the Asset Seller.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Cash and Cash Equivalents” means, with respect to any person, all cash and cash equivalents (including marketable securities and short term investments) determined in accordance with GAAP; and for the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of (i) uncleared checks and drafts issued by such person, and (ii) restricted cash.

“Claim” means any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Liability for any Loss, or for any default under any Law, Contract, Permit or other instrument or agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001, of Parent.

“Companies” means the Entities and Asset Seller, each individually a “Company”.

“Company Contracts” means any Contract required to be listed on Schedule 3.12.

“Company Indebtedness” means all Indebtedness of the Companies or secured by any of the Transferred Assets.

“Contract” means any written or oral contract, indenture, license, Permit, undertaking, note, bond, Lease, commitment or other agreement or arrangement.

“Determination Time” means, for purposes of Article 1 and Article 2 of this Agreement, the close of business on the day immediately prior to the Closing Date; provided, that, in the case of a determination of the amount of Indebtedness, it shall mean the moment in time immediately prior to the Closing on the Closing Date, and in the case of a determination of any Tax components of Net Working Capital, it shall mean 11:59 p.m. on the Closing Date.

“Environmental Laws” means all federal, state, provincial and local statutes, regulations, and ordinances having the force or effect of law, all judicial and administrative orders and determinations, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, or polychlorinated biphenyls, that were enacted prior to the Closing Date and as they are in effect on the Closing Date.

“Entity Indebtedness” means the aggregate Indebtedness of the Entities.

“Equity Consideration” Common Stock Consideration and the Closing Preferred Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Sellers as a single employer within the meaning of Section 414 of the Code.

“Estimated Net Working Capital” means, in accordance with Section 2.4(a), the Sellers’ good faith estimate of the amount of Net Working Capital as of the Determination Time.

“Estimated Transaction Expenses” means, in accordance with Section 2.4(a), the Sellers’ good faith estimate of the Transaction Expenses as of the Determination Time.

“Estimated Entities’ Indebtedness” means, in accordance with Section 2.4(a), the Sellers’ good faith estimate of the Entities’ Indebtedness as of the Determination Time.

“Final Indebtedness” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Final Net Working Capital” means the amount of Net Working Capital as of the Determination Time, as finally determined in accordance with Section 2.4(c)(iii).

“Final Transaction Expenses” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Financing” means debt or equity financing resulting in gross proceeds of at least $[12,000,000] received by Parent.

“Fundamental Representations” means representations and warranties as to the quality of title or the absence of Liens on real property, and those representations and warranties made in any of the following Sections of this Agreement: 3.1, 3.2, 3.4, 3.8, 3.17, 3.18, 4.1, 4.3 and 4.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator, including any Taxing Authority or exchange on which a Person’s stock is listed.

“Government Contract” means any Contract of any Company that is with any Governmental Body, prime contractor or upper-tier subcontractor relating to a program where the Company is a party for the purpose of providing goods or services to a Governmental Body, which (i) is currently in effect; or (ii) remains open to audit no matter when it was last in effect.

“Guarantee Agreements” means those certain Guarantee Agreements dated July 10, 2017 between each of the Guarantors and Inmost.

“Guaranteed Indebtedness” means the Indebtedness of DSV SPV1, LLC, DSV SPV2, LLC and DSV SPV3, LLC in favor of Inmost and guaranteed by the Guarantors pursuant to the Guarantee Agreements.

“Guarantors” means Alex, Antoni and VPM Holdings.

“Hazardous Substances” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Laws as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” “dangerous” or words of similar meaning and effect, including petroleum and its by-products, asbestos and polychlorinated biphenyls and includes any substance, the release of which may cause an adverse effect.

“Holdback Amount” means shares of Preferred Stock having an aggregate value of One Hundred Three Million Dollars ($103,000,000).

“Indebtedness” means, with respect to each Company, without duplication and as of an applicable date, the sum of all amounts (including the current portion thereof) owing by the Company (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with any repayment) in respect of (i) indebtedness for money borrowed, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, for the payment of which such Person is responsible or liable, (iii) any obligations for or on account of Personal Property Leases (or other arrangement conveying the right to use) required to be capitalized in accordance with GAAP, (iv) any obligations of a Person, other than the Company, secured by a Lien against any of the Company’s Assets, (v) all obligations for the reimbursement of letters of credit, performance bonds or similar transactions, but only to the extent actually drawn as of such date, (vi) the net amount (which may be a positive or negative number) of any obligations under any currency or interest rate swap or hedging Contract, and (vii) any obligation for the payment of the deferred purchase price for any properties, services or assets, other than ordinary trade payables incurred in the Ordinary Course of Business, (viii) any loans or other obligations, whether or not in writing, to the Sellers or its Affiliates (other than salary, bonus or similar Ordinary Course of Business compensation), (ix) all unpaid deferred compensation, severance, bonuses accrued or earned through, including as a consequence of, the Closing, and the employer’s share of unpaid payroll Taxes attributed thereto, (x) all revenue of the Company attributable to products or services not yet provided or performed fully by the Company prior to the Closing Date and (xi) all obligations of the types described in clauses (i) through (x) above of any Person other than the Company, the payment of which is guaranteed, directly or indirectly, by the Company.

“Inmost” means Inmost Partners LLC.

“Intellectual Property Rights” means, collectively, all rights arising under United States, foreign and multinational: (a) patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations and any renewals and extensions thereof and all inventions claimed therein; (b) trade secrets, proprietary know-how and confidential information, inventions (whether or not patentable or reduced to practice), methodologies, processes, formulae and other proprietary and confidential information; (c) trademarks, service marks, trade names, designs, logos, slogans, tag lines, domain names and other indicators of source, all registrations and applications for registration of the foregoing, and all business goodwill appurtenant thereto; and (d) rights arising in works of authorship, whether or not published, copyrights (including copyrights arising in computer software), and all registrations and applications to register any of the foregoing, and including all moral rights and similar rights of attribution associated therewith.

“Knowledge of the Sellers” or any other similar knowledge qualification, means (i) the actual knowledge of the Sellers, and (ii) the knowledge that the Sellers would have had if each of them had made due inquiry of their respective direct reports in connection with making the representations and warranties in this Agreement.

“Law” means any federal, provincial, state, local or foreign law, statute, code, ordinance, rule, regulation, constitution, treaty, common law, interstate compact, judgment, decree, decision, order, ruling, other requirement or rule of law of any Governmental Body, administrative pronouncement having the effect of law, or legally binding or enforceable judicial or administrative guidance, pronouncement, or policy.

“Lease” means any lease, sublease, license, concession or other Contract, including any amendment, renewal or extension with respect thereto, to which a Company is a party, and pursuant to which a Person holds or has, or gives others, the right to use, possess, occupy, or access any real property or interest in real property.

“Legal Proceeding” means any claim, action, charge, cause of action, demand, lawsuit, arbitration, mediation, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, whether or not before a Governmental Body.

“Liability” or “Liabilities” means any debts, liabilities, demands or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) and including all costs and expenses relating thereto.

“Lien” means any lien (statutory or other), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, community property interest, condition, equitable interest, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Local Transfer Agreements” means the instruments of assignment and transfer, in form and substance reasonably mutually agreed by the Parties, duly executed by the applicable Seller(s), evidencing the transfer of the Equity Interests and the Transferred Assets and Liabilities to the Acquisition Sub.

“Losses” means, with respect to any Person, any losses, Liabilities, damages, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, that “Losses” shall not include punitive damages, or speculative damages except, in each case, to the extent such damages are required to be paid to a third party pursuant to a Third-Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, cash flows, assets, properties, financial condition or results of operations of the Companies, or (b) the ability of the Sellers or the Companies to consummate the Transaction and the other transactions contemplated hereby or by the other Transaction Documents on a timely basis; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any change that generally affects the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions; (ii) the effect of any change that generally affects any industry in which the Companies operates; (iii) the effect of any seasonal changes in the results of operations of the Companies consistent with past practices; (iv) the effect of any changes in applicable Laws; (v) the effect of any change caused by natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; or (vi) the failure of any of the Companies to meet any of its internal projections (it being understood that the underlying facts, events, circumstances or changes (other than those listed in clauses (i) through (v) above) giving rise to any such failure shall be considered in determining whether a Material Adverse Effect has occurred, or could reasonably be expected to occur); provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iv) and (v) above shall be taken into account in determining whether a Material Adverse Effect has occurred, or could reasonably be expected to occur, only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Companies as compared to other participants in the industries in which the Companies conduct their business.

“Net Adjustment Amount” means an amount, which may be a positive or a negative number, equal to (i) (A) if the Final Net Working Capital is greater than the Estimated Net Working Capital, the amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital, which amount shall be expressed as a positive number, (B) if the Final Net Working Capital is less than the Estimated Net Working Capital, the amount, if any, by which the Estimated Net Working Capital exceeds the Final Net Working Capital, which amount shall be expressed as a negative number, or (C) if the Final Net Working Capital is equal to the Estimated Net Working Capital, zero, plus (ii) the amount, if any, by which the aggregate amount of Indebtedness of the Companies as set forth on the Final Closing Statement (“Final Indebtedness”) is greater than Estimated Entities’ Indebtedness, which amount shall be expressed as a negative number, plus (iii) the amount, if any, by which Final Indebtedness is less than Estimated Entities’ Indebtedness, which amount shall be expressed as a positive number, plus (iv) the amount, if any, by which the aggregate amount of Transaction Expenses as set forth on the Final Closing Statement (“Final Transaction Expenses”) are greater than Estimated Transaction Expenses, which amount shall be expressed as a negative number, plus (v) the amount, if any, by which Final Transaction Expenses are less than Estimated Transaction Expenses, which amount shall be expressed as a positive number.

“Net Working Capital” means, with respect to each Company, an amount equal to its current assets minus its current liabilities, in each case as determined in accordance with GAAP. For the avoidance of doubt, “Net Working Capital” shall not include any amounts reflected in Cash and Cash Equivalents, deferred income taxes, Indebtedness or Transaction Expenses.

“Order” means any order, writ, injunction, judgment, decree, stipulation, ruling, writ, stipulation, determination, award, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Companies consistent with past practice.

“Permitted Exceptions” means (i) statutory Liens for Taxes, assessments or other governmental charges not yet payable; and (ii) zoning and other land use regulations by any Governmental Body, with which the Real Properties are in material compliance.

“Person” means any natural person, partnership, limited partnership, limited liability company, corporation, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Personal Property Lease” means any lease, sublease, license, concession or other Contract, including any amendment, renewal or extension with respect thereto, to which a Company is a party, and pursuant to which a Person holds or has, or gives others, the right to use, possess or access any personal property or interest in personal property.

“Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, equity derivative or other equity, phantom equity, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, policy, practice, Contract, or arrangement, in each case maintained, contributed to, or required to be contributed to, by the Sellers or any ERISA Affiliate for the benefit of any Business Employee or Business Contractor.

“Pre-Closing Liabilities” means any and all Liabilities relating to or arising out of the operation of the Companies prior to the Closing Date, in any case whether or not incurred prior to the Closing Date and whether or not reflected as a Liability on Schedule 3.7.

“Pre-Closing Taxes” means all (i) Taxes imposed on or relating to the Companies with respect to any taxable period or portion thereof ending on or before the Closing Date, (ii) Taxes of another Person for which the Companies are or may be liable as a result of being a successor or transferee of such Person on or prior to the Closing Date, as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise and (iii) all Liability resulting by reason of the several Liability of the Companies pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Companies or any of their Subsidiaries having been, or ceasing to be, a member of any consolidated, combined or unitary group on or prior to the Closing Date, (iv) all Liability for Taxes attributable to the failure by the Sellers to comply with any of the covenants or agreements of the Sellers under this Agreement, including without limitation a failure to comply with its obligations under Section 6.4(a).

“Preferred Stock” means the Preferred Stock of Parent with such rights, privileges, terms and obligations as are set forth in the Certificate of Designation filed pursuant to Section 8.1(f).

“Related to the Business” means used in the Business, except for (as used with respect to Assets) any Asset, the failure to transfer would not have more than a de minimis impact on the Business.

“Retained Bonuses” means (a) bonuses payable with respect to the employees set forth on Schedule 12.1(a) for all periods prior to the Closing Date and (b) any amounts payable in connection with the termination of the Asset Sellers’ employees that are required to be paid.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Schedule” means a disclosure schedule delivered pursuant to this Agreement.

“Subsidiary” means, with respect to a Person (including the Companies), any other Person of which (i) at least a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (ii) such Person is entitled, directly or indirectly, to appoint at least a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Target Net Working Capital” means the Net Working Capital target agreed to by the Parties prior to Closing.

“Tax Return” means all returns, declarations, designations, forms, schedules, notices, filings, reports, elections, estimates, information returns or statements (including withholding tax returns and reports) filed or required to be filed in respect of any Taxes, including any schedule or attachment thereto and any amendment or supplement thereof.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum or other tax, fee or charge of a similar nature imposed by any Governmental Body, including any interest or penalties respect of the foregoing, in each case whether disputed or not.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Body responsible for the administration, determination, assessment, or collection of, or otherwise having jurisdiction with respect to, any Tax.

“Transaction Documents” means the Company Documents, the Seller Documents and the Acquisition Sub Documents.

“Transaction Expenses” means, the amounts incurred by the Sellers or the Companies in connection with the preparation, execution and consummation of this Agreement and the other Transaction Documents, and the process undertaken by or on behalf of the Sellers and/or any of the Companies which resulted in this Agreement, including in respect of any fees, costs, expenses and/or reimbursements to attorneys, accountants, investment bankers, financial advisors and other service providers, and excluding, for the avoidance of doubt, any amounts reflected in Indebtedness or Net Working Capital. For the avoidance of doubt, Transaction Expenses do not include outstanding real property transfer, sales, use, value added, goods and services, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, registration, or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) which are Transfer Taxes.

“Transfer Taxes” means any real property transfer, sales, use, value added, goods and services, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, registration, or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) in connection with the transactions contemplated by this Agreement.

“Transferred Assets” means, except for any Excluded Asset and except for the Equity Interests, all Assets of the Asset Seller or any of its Affiliates (other than the Companies) that are Related to the Business, including (a) the Assumed Contracts, and (b)  the Assumed IP (other than as held by any Company).

“Transferred Assets and Liabilities” means, collectively, the Transferred Assets and the Transferred Liabilities.

“Transferred Bank Accounts” means the bank accounts of the Companies.

“Transferred Liabilities” means all of the following Liabilities of the Asset Seller or any of its Affiliates (other than the Companies) to the extent related to the Business: (a) Current Liabilities included in the calculation of Net Working Capital, as reflected in the Purchase Price, (b) Liabilities related to the Transferred Assets, (c) those specific Liabilities set forth on Schedule 12.1(b), and (d) any amounts payable pursuant to Law or an employment Contract, collective bargaining agreement, or similar Contract entered into by Asset Seller or any of its Affiliates prior to the Closing in connection with the termination of employment of any Asset Seller Employee by the Asset Seller and/or its Affiliates in connection with this Agreement or the transactions contemplated hereby to the extent triggered by Acquisition Sub or its Affiliates not offering employment to each such Asset Seller Employee in accordance with Section 6.10.

12.2          Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

“Affiliate Arrangement”	Section 3.18
“Agreement”	Introductory Paragraph
“Assets”	Section 3.10
“Base Purchase Price”	Section 1.4
“Cap”	Section 7.5(b)
“Change in Control Plan”	Section 6.1(m)
“Claim Notice”	Section 7.3(a)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“Closing Estimates”	Section 2.3(a)
“Closing Statement”	Section 2.4(b)
“Company”	Introductory Paragraph
“Company Documents”	Section 3.2.
“Company Intellectual Property Rights”	Section 3.11(a)
“Company Permits”	Section 3.15(b)
“Controlling Party”	Section 7.3(c)(iii)
“Deductible”	Section 7.5(a)
“Direct Claim”	Section 7.3(b)
“Enforceability Exceptions”	Section 3.2
“Estimated Closing Statement”	Section 2.4(a)
“Estimated Indebtedness”	Section 2.3(a)
“Estimated Purchase Price”	Section 2.3(a)
“Estimated Transaction Expenses”	Section 2.3(a)
“Final Closing Statement”	Section 2.4(c)(iv)
“Final Purchase Price”	Section 2.4(d)
“Financial Statements”	Section 3.6
“Improvements”	Section 3.10
“Indemnified Party”	Section 7.3(a)
“Indemnifying Party”	Section 7.3(a)
“Independent Accountant”	Section 2.4(c)(iii)
“Interim Balance Sheet”	Section 3.6
“Interim Balance Sheet Date”	Section 3.6
“Interim Financial Statements”	Section 3.6
“Non-Controlling Party”	Section 7.3(c)(iii)
“Objection Notice”	Section 2.4(c)(i)
“Outside Date”	Section 9.1(b)(ii)

“Payment Schedule”	Section 2.3(a)
“Outstanding Indebtedness Letters”	Section 2.2
“Permit”	Section 3.15(b)
“Policies”	Section 3.19
“Pre-Closing Tax Returns”	Section 6.8(c)
“Prior Years Financial Statements”	Section 3.6
“Protected Information”	Section 3.11(d)
“Acquisition Sub”	Introductory Paragraph
“Acquisition Sub Documents”	Section 5.3
“Acquisition Sub Indemnified Parties”	Section 7.2(a)
“Purchase Price”	Section 1.4
“Real Property Leases”	Section 3.9(b)
“Releasees”	Section 6.10(a)
“Releasors”	Section 6.10(a)
“Restricted Transaction”	Section 6.2
“Review Period”	Section 2.4(c)(i)
“Equity Interests”	Recitals
“Seller”	Introductory Paragraph
“Seller Documents”	Section 4.1
“Seller Indemnified Parties”	Section 7.2(b)
“Straddle Period Tax Return”	Section 6.8(c)
“Straddle Periods”	Section 6.8(c)
“Third-Party Claim”	Section 7.3(c)
“Transaction”	Recitals

12.3          Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)               Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)               Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)               Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(d)               Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.4          Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

FTE NETWORKS INC.

By:	/s/ Michael P. Beys
Name: Michael P. Beys
Title: Interim Chief Executive Officer

ACQUISITION SUB:

US HOME RENTALS LLC.

By:	/s/ Michael P. Beys
Name: Michael P. Beys
Title: Interim Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

By:	/s/ Alexander Szkaradek
Name:	Alexander Szkaradek

By:	/s/ Antoni Szkaradek
Name:	Antoni Szkaradek

VPM Holdings, LLC

By:	/s/ Alexander Szkaradek
Name:	Alexander Szkaradek
Title:	Manager

Vision Property MAnagement, LLC

By:	/s/ Alexander Szkaradek
Name:	Alexander Szkaradek
Title:	Managing Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS’ REPRESENTATIVE:

By:	/s/ Alexander Szkaradek
Name:	Alexander Szkaradek

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

Kaja, LLC

By:	/s/ Alexander Szkaradek
Name: Alexander Szkaradek
Title: Managing Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

Kaja 2, LLC

By:	/s/ Alexander Szkaradek
Name: Alexander Szkaradek
Title: Managing Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

Kaja 3, LLC

By:	/s/ Alexander Szkaradek
Name: Alexander Szkaradek
Title: Managing Member

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:

DOBRY Holdings Master LLC,

By: VPM Holdings, LLC, its Manager

By:	/s/ Alexander Szkaradek
Name:	Alexander Szkaradek
Title:	Manager

[Signature Page to Purchase Agreement]

Schedule I

Companies

Company Name	Entity Type	Organizational Jurisdiction
Alan Investments III, LLC	Limited liability company	Delaware
ALCA, LLC	Limited liability company	South Carolina
ALGA, LLC	Limited liability company	Georgia
ARINIA, LLC	Limited liability company	Arkansas
BMD Fund Series 2 LLC	Limited liability company	Delaware
Boom SC, LLC	Limited liability company	South Carolina
Dobry Holdings LLC	Limited liability company	Delaware
DSV SPV 1, LLC	Limited liability company	Delaware
DSV SPV 2, LLC	Limited liability company	Delaware
DSV SPV 3, LLC	Limited liability company	Delaware
IN SEVEN, LLC	Limited liability company	South Carolina
Kaja Holdings 2, LLC	Limited liability company	Delaware
Kaja Holdings, LLC	Limited liability company	Delaware
KYTEN, LLC	Limited liability company	South Carolina
Main Street Partners & Associates, INC	Corporation	California
Marty, LLC	Limited liability company	Maryland
MI SEVEN, LLC	Limited liability company	South Carolina
MIKA 2, LLC	Limited liability company	South Carolina
MINNOWA, LLC	Limited liability company	South Carolina
MO SEVEN, LLC	Limited liability company	Missouri
National Housing Partners, LLC	Limited liability company	Delaware
OH SEVEN, LLC	Limited liability company	South Carolina
PA SEVEN, LLC	Limited liability company	Pennsylvania
PENNA, LLC	Limited liability company	Pennsylvania
RV Holdings Two, LLC	Limited liability company	South Carolina
RVFM 11 Series, LLC	Limited liability company	Delaware
RVFM 13 Series, LLC	Limited liability company	Delaware
RVFM 4 Series, LLC	Limited liability company	Delaware
RVFM 9, LLC	Limited liability company	South Carolina
VARS, LLC	Limited liability company	South Carolina
YORKA, LLC	Limited liability company	New York

Schedule II

Tax Allocation Statement Principles

The Parties agree that the Aggregate Consideration and any other amount treated as consideration for U.S. federal income tax purposes (including without limitation the assumption of liabilities) will be allocated among the Companies’ assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder applying the following allocation principles:

Class of Asset	Amount
Class I – Cash and Cash equivalents	Actual amount
Class II – Actively Traded Personal Property	Net book value as reflected on the Final Closing Statement.
Class III - Accounts Receivable/Unbilled Revenue	Net book value as reflected on the Final Closing Statement.
Class IV – Inventory	Net book value as reflected on the Final Closing Statement.
Class V - Property, Plant and Equipment	Net book value as reflected on the Final Closing Statement.
Class VI – Code Section 197 Intangibles, Except Goodwill And Going Concern	Net book value as reflected on the Final Closing Statement.
Class VII - Goodwill and Going Concern Value	Residual amount.